JAVA DETOUR
MASTER FRANCHISE AGREEMENT
FOR THE MIDDLE EAST

TABLE OF CONTENTS
1. PURPOSE	3

2. GRANT OF MASTER FRANCHISE; ASSIGNMENT	3

3. PARTY REMUNERATION	7

4. FRANCHISOR'S OBLIGATIONS	11

5. MASTER FRANCHISEE'S COVENANTS	13

6. TRADE SECRETS	20

7. REPRESENTATIONS OF MASTER FRANCHISEE	21

8. ADVERTISING	22

9. SYSTEM STANDARDS	22

10. MARKS AND PROPRIETARY RIGHTS	24

11. REPORTS AND RECORDS	26

12. ASSIGNMENT OF RIGHTS	27

13. TERM AND EXPIRATION	30

14. DEFAULT AND TERMINATION	31

15. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION	34

16. RESTRICTIVE COVENANTS	35

17. INSURANCE	36

18. ENFORCEMENT	37

19. MISCELLANEOUS PROVISIONS	40

EXHIBIT A: TERRITORY

EXHIBIT B: ELECTRONIC FUNDS WITHDRAWAL AUTHORIZATION

EXHIBIT C: MARKS

EXHIBIT D: ELECTRONIC FUND WITHDRAWAL AUTHORIZATION

EXHIBIT E: FRANCHISEE APPROVAL CRITERIA

EXHIBIT F: CONFIDENTIALITY AND NON COMPETITION AGREEMENT

MASTER FRANCHISE AGREEMENT

THIS MASTER FRANCHISE AGREEMENT (the "Agreement") is made this 30th day of March, 2007 by and between Java Detour, a California corporation, with its principal place of business located at 2121 Second Street, Suite C-105, Davis CA, 95616 (the "Franchisor") and Java Universe, LLC, a California Limited Liability Corporation with its principal business address at 8228 Sunset Blvd., Los Angeles CA 90046 ("Master Franchisee") who, on the basis of the mutual covenants promises and agreements contained herein, agree as follows:

1. PURPOSE

1.1  The Franchisor has expended a considerable amount of time, effort, and money to develop a proprietary business system for the retail sale of hot and cold gourmet and specialty coffee drinks, specialty teas, cold blended beverages, fruit smoothies and other non-alcoholic beverages, and the sale of baked goods, coffee beans, dry tea and related merchandise through coffee shops (“Shop” or “Store”), the distinguishing characteristics of which include special recipes and methods of food and beverage preparation, the option of a special drive through restaurant format, recognized designs, color schemes, copyrighted materials, management and operational procedures, and standards and specifications for product quality, and customer services, all of which the Franchisor may improve from time to time (the "System").

1.2  The System is identified by the mark "Java Detour" and other trademarks, service marks, logos and other indicia of origin which Franchisor has designated or may in the future designate, including the marks listed in Exhibit C to this agreement, for use in connection with the System and other copyrighted material, such as its operations manual (collectively the "Marks"). The Franchisor has the exclusive right outside of the United States of America to use the Java Detour Marks, products and its system in order to own and operate and to enter into master license agreements and franchise agreements authorizing others to own and operate businesses which would operate under the Marks.

1.3  The Franchisor grants franchises to use the Marks and System to individuals and entities who develop and operate Java Detour gourmet coffee shops ("Franchisees").

1.4 The Master Franchisee desires to operate Master Franchisee-owned Shops within the area referenced in Exhibit A attached to this Agreement ("Territory") and to license others to act as Franchisees in the Territories, under the terms and conditions contained in this Agreement.

2.  GRANT OF MASTER FRANCHISE; ASSIGNMENT

2.1 Grant. Subject to the terms and conditions contained in this agreement and any laws or regulations of the United States of America governing this Agreement, Franchisor grants exclusively to Master Franchisee, and Master Franchisee accepts from Franchisor, the right to use the Marks and the System in connection with operating Master Franchisee-owned Shops and licensing the right to others to own and operate Shops within the Territory. The rights that are hereby granted to the Master Franchisee are for the enumerated Territory and cannot be transferred from or used outside of such Territory, nor can the boundaries thereof be altered or modified, without the prior written approval of the Franchisor. The Master Franchisee acknowledges that its continued exclusivity with respect to the licensing of Java Detour Franchises in the Territory is dependent upon the Master Franchisee's continued, substantial compliance with all terms and conditions of this Agreement during its initial and any renewal terms, including compliance with the Mandatory Development Schedule and any Additional Mandatory Development Schedules. The franchise granted pursuant to this Agreement shall sometimes be referred to as the "Master Franchise."

2.1.1 Notwithstanding the foregoing grant, in the event that Mr. Ray Kafaji (the “Prospect”) purchases a Master Franchise for the right to use the Marks and the System within Saudi Arabia, Kuwait, and Egypt from Franchisor within sixty (60) days of signing this Agreement, Master Franchisee agrees to relinquish its rights in the said countries in exchange for the greater of $500,000 or 50% of the proceeds received by Franchisor from the sale, net of all withholding and other taxes (“Relinquishment Fee”). Such Relinquishment Fee is payable upon receipt of the full purchase price from the Prospect.

2.1.2 The parties agree that in the event the Franchisor is unable to register its offering in the State of California within six (6) months of signing this Agreement, that the Agreement may be terminated by either party with notice pursuant to Section 14.2 below.

2.1.3 Master Franchise acknowledges that Master Franchisee is a California limited liability corporation being granted the right to operate a Master Franchise outside of the State of California, in the Territory delineated in Exhibit A to this Agreement. Moreover, Master Franchisee acknowledges that all sales, leases or other transactions between the Master Franchisee and its customers and/or franchisees will occur in the Lebanese Republic and/or within the Territory. Master Franchisee further acknowledges that it will manage the Master Franchise from the Lebanese Republic.

2.1.4 In consideration of the grant of this Master Franchise, Master Franchisee, its officers, directors, agents, and affiliates agree to immediately assign to Franchisor upon execution of this agreement, all rights and ownership interests they may have in trademark registrations or registration applications filed within or outside of the Territory in relation to Franchisor’s: (a) Marks; (b) logos; (c) copyrighted material; and/or (d) other proprietary information. Master Franchisee, its officers, directors, and affiliates further agree to refrain from obtaining registrations for Franchisor’s Marks, logos, copyrighted material, or other proprietary information without Franchisor’s prior written consent. Any such registrations or registration applications filed or submitted on behalf of Master Franchisee shall be immediately assigned to Franchisor, without compensation. Franchisor agrees to use its best efforts to obtain registration of the Marks within the Territory upon executing this Agreement. Master Franchisee acknowledges that, as of the date of this Agreement, Franchisor has not registered its Marks with the relevant authorities within the Territory. The parties agree that upon execution of this Agreement, the Franchisor shall use its best efforts to obtain the state registrations. Master Franchisee agrees that it has no right to terminate this agreement as a result of Franchisor’s failure to obtain registration for its Marks within any portion of the Territory.

2.2  Franchise and Agreements. For each Java Detour franchise developed in the Territory, a separate franchise agreement ("Franchise Agreement") will be executed between the Master Franchisee and each Franchisee. The separate Franchise Agreements to be executed hereunder shall include provisions obligating each Franchisee to protect and defend Franchisor's rights in and to the Marks and the System and to protect and enhance the quality of and goodwill associated with the Marks and the System by including provisions reflecting obligations comparable to those of the Master Franchisee hereunder, as set forth in: Section 2.3 (reservation of rights by the Franchisor); Article 6 in its entirety (Trade and Industrial Secrets), Article 9 in its entirety (System Standards), and Article 10 in its entirety (Marks and Proprietary Rights). In addition, each Franchise Agreement shall contain a provision enabling the Franchisor to exercise its right to acquire the rights of the Master Franchisee under each Franchise Agreement as set forth in Section 14.5 of this Agreement.

2.2.1. The Master Franchisee shall be responsible for revising the provisions of Franchise Agreements for Franchisees if necessary to comply and be consistent with (a) the laws and regulations applicable in the Territory, and (b) Franchisor’s then-current form of franchise agreement. All changes to the document must be approved of in writing by Franchisor prior to use or registration with any governmental authority, which approval shall not be unreasonably withheld.

2.2.2. Master Franchisee agrees to register and thereafter maintain effective its registration with applicable governmental authorities in the Territory, as required, for the term of this Agreement and any subsequent renewal periods; except that Franchisor shall be responsible for and shall bear the cost of registering the Marks within the Territory. The Franchisor shall not be a party to Master Franchisee’s individual franchise agreements except as an express third party beneficiary. The Master Franchisee agrees to submit its proposed forms of Franchise Agreement to the Franchisor and to obtain the Franchisor's written approval of such forms before it registers such documents with the relevant state authorities and before the Master Franchisee uses any such agreements in the Territory.

2.2.3. Master Franchisee agrees sign a separate Franchise Agreement for each Store it wishes to own and operate in the Territory, which form of agreement must be approved of in writing by Franchisor and in which Franchisor must be listed as an express third party beneficiary with enforcement rights.

2.3  Rights Reserved to Franchisor. The foregoing grant to Master Franchisee does not include: (i) any right to offer any products or services, or franchises, via e-commerce; (ii) any right to establish an independent website or to establish a URL incorporating the Marks or any variation thereof; or (iii) any right to distribute, market, or implement Franchisor’s products and services in any channel of distribution not specifically identified in this Agreement. Notwithstanding anything herein to the contrary, the Franchisor and its affiliates reserve the rights, among others: (1) to use, and to license others to use, the Marks and System in connection with the operation of Java Detour Stores, at any location other than in the Territory; (2) to operate and grant others the right to operate similar Stores (but not to sell coffee or tea) under different marks inside the Territory; (3) to use the Marks within the Territory in alternative forms of distribution for selling Franchisor’s products and services including, but not limited to, the sale of its products and services through via the Internet or mail order catalog, without regard to location; and (4) to engage in any activities not expressly prohibited by this Master Franchise Agreement.

2.3.1. Franchisor agrees that it will not undersell Master Franchisee on coffee and tea products sold within the Middle East via the above alternative forms of distribution.

2.3.2. Moreover, Master Franchisee shall have a right of first refusal to engage in the activities described in subsection (iii)(3) of Section 2.3, excluding e-commerce and mail order catalog, at an exercise price to be negotiated by the parties.

2.4 Additional Territories. Master Franchisee may purchase additional Master Franchise Territories under the following conditions

2.4.1 Master Franchisee is in compliance with all the terms and conditions of this and any other agreement with Franchisor or Franchisor’s affiliates at the time of requesting an additional Territory and Master Franchisee has substantially complied with the terms of this Agreement and with the operating standards and criteria established by Franchisor through the initial term and any renewal term of this Agreement;

2.4.2. Master Franchisee has satisfied all monetary obligations owed to the Franchisor, its affiliates, and major suppliers;

2.4.3. Master Franchisee is in substantial compliance with all other agreements between Master Franchisee and Franchisor or its affiliates;

2.4.4. There are a minimum of 2 Shops open and operating in the Territory and Master Franchisee has met or exceeded the requirements of the of the Mandatory Development Schedule and/or Additional Mandatory Development Schedules (as applicable) set forth in 5.1;

2.4.5. The additional territory the Master Franchisee wishes to purchase is available;

2.4.6. The Master Franchisee agrees to execute Franchisor’s then current Master Franchise Agreement for the additional Territory and Franchisor’s then current Single Unit Franchise Agreement for a Shop located within the additional territory; and

2.4.7. The Master Franchisee has demonstrated that its financial, entrepreneurial, and managerial capability conform to Franchisor’s then-current standards for granting Master Franchises within the proposed new territory.

2.4.8. In any event, Franchisor may withhold or condition Franchisor’s consent to granting any additional Territory as Franchisor deems appropriate.

2.5.	Governmental Approvals

2.5.1. Required Modifications to The Agreements. The Master Franchisee agrees to execute any and all instruments and documents, render such assistance, and otherwise cooperate with Franchisor in order to obtain all governmental approvals necessary, in the opinion of Franchisor’s counsel, to comply with the laws and regulations of the United States and the laws of the Territory relating to the formation and performance of this agreement and any franchise agreements Master Franchisee may execute with franchisees within the territory. At its option, Franchisor shall have the right to submit, or require the Master Franchisee to submit, this Agreement, Franchisor’s form of Franchise Agreement, Area Development Agreement, and/or Deposit Agreement, Franchisor’s Confidential Operations Manual, and Master Franchisee’s form of Franchise Agreement (collectively the “Agreements”) to any governmental entity or agency (the "Agency") for registration or approval of any clause thereof in the event that Franchisor determines such registrations or approvals are necessary in order to comply with the laws and regulations, local ordinances, etc. of the United States and the Territory. If any Agency requires that any amendments be made to the Agreements as a condition of Agency approval, Franchisor will deliver to Master Franchisee for execution an addendum to any or all of the Agreements, or other appropriate documents, to reflect such amendments.

2.5.2. Costs of Compliance. Notwithstanding any other contrary provision contained herein, Master Franchisee shall pay all costs and expenses necessary to comply with the requirements of any governmental agency with authority over Franchise Agreements or License Agreements.

2.5.3. Compliance with Legal Requirements and Good Business Practices. Master Franchisee shall secure and maintain in force in its name all required licenses, permits, and certificates relating to the conduct of the Master Franchise pursuant to this Agreement, and shall bear all costs associated with the same; except that Franchisor shall be responsible and shall bear the cost of registering its Marks with the relevant governmental authorities within the Territory. Master Franchisee shall at all times comply with any “Legal Requirements.” “Legal Requirements” include, any and all applicable laws, ordinances, regulations, rules, administrative orders, decrees and policies of any government, governmental agency or department pertaining to the formation and performance of this Agreement, including, but not limited to, the governments of the Territory and the United States of America.

2.5.4. Translation. If English is not the principal language within the Territory, Master Franchisee agrees to translate the Agreements into the primary commercial language of the Territory. Master Franchisee agrees to submit a copy of any translation of the Agreements, and the English version upon which they were based, to the Franchisor for its approval prior to use in the Territory or submission to a governmental authority, which approval shall not be unreasonably withheld. Franchisor reserves the right to approve of any of the Agreements as modified by the Master Franchisee, which approval shall not be unreasonable withheld. Master Franchisee does hereby assign to Franchisor any copyright ownership interest the Master Franchisee may acquire in the future to any modifications to the Agreements, as well as any copyright ownership interest Master Franchisee may acquire now or in the future in any translation(s) of any Agreements.

3.  PARTY REMUNERATION

3.1  Franchisor Remuneration

Master Franchise Fee. The Master Franchisee acknowledges and agrees that in developing the System, the Franchisor has made and continues to make substantial investments of time, capital, and technical and commercial research. In consideration of the rights granted under this Agreement to use the System, Marks, confidential information and trade secrets to be provided by the Franchisor, the Master Franchisee agrees to pay the Franchisor a Master Franchise fee of Four Hundred Thousand United States Dollars ($400,000.00 US) at closing. In addition, Master Franchisee shall pay Five Hundred Thousand United States Dollars ($500,000 US) upon the Prospect’s purchase of a Master Franchise as specified in 2.1.1 where the proceeds to Master Franchisee will be equal to or greater than $500,000. Should the Prospect decline to purchase a Master Franchise as specified in Section 2.1.1, notwithstanding any other provision of this agreement, Master Franchisee will not be required to tender the remaining Five Hundred Thousand United States Dollars ($500,0000 US) until and unless Franchisor has registered or licensed its marks under this agreement, thereby allowing Master Franchisee to be able to conduct business in all of the Territories listed subject to this agreement, but no later than 6 months from the signing of this Agreement. The Master Franchisee acknowledges and agrees that the Master Franchise fee represents payment for the initial grant of the rights to use the Marks and System, for the Franchisor's foregone opportunity to use or license those rights and benefits granted to the Master Franchisee hereunder, that the Franchisor has earned the Master Franchise fee upon receipt thereof and that the Master Franchise fee is under no circumstances cancelable after it is granted to the Franchisor, regardless of whether the Master Franchisee ever receives payment of the full amount of any initial franchise fee from a Franchisee or whether the franchise agreement between a Franchisee and the Master Franchisee is terminated for any reason other than termination as a result of Franchisor’s inability to license or register all the Territories, leaving Master Franchisee unable to legally conduct business as specified under this Agreement in those territories.

3.1.1 Stock Option Franchisor shall grant to persons designated by Master Franchisee, which number of persons shall not exceed 35, six hundred thousand (600,000) options to purchase  shares of Java Detour, Inc. common stock at one dollar ($1.00) per share (the “Stock Options”).  Immediately upon signing this agreement, Franchisor will issue to the persons designated by Master Franchisee  Stock Option Agreements for the purchase of six hundred thousand (600,000) shares at one dollar ($1.00) per share. The Stock Options will have a term of ten (10) years and will be subject to the terms and conditions of the Java Detour, Inc. 2006 Equity Incentive Plan. Each person that receives a Stock Option shall be a human being, and not a corporation, partnership, trust, or other legal entity, and shall provide the representations and execute the certificate set forth in the attached Exhibit G. The exercise price shall become immediately due upon exercise of the option and shall be payable in cash or check made payable to the Franchisor.  Master Franchisee shall have the right to assign a portion or all of its rights under the Stock Option Plan to the Individual or Individuals of its choice, provided, however, that the number of assignees shall not exceed 36 Individuals.    For purposes of this subsection 3.1.2, Individual shall refer to a human being, and does not include a corporation, partnership, trust, or other legal entity.   Java Detour is a public company, subject to SEC rules and regulations, and must conform to those regulations in issuing Stock, Options, or rights to Individuals, and therefore there will be no dilution of Master Franchisee’s Stock Options without prior written notice to Master Franchisee, and no additional stock will be issued by Franchisor without Franchisor’s Directors’ approval.

3.1.2 Royalties. On the 10th day of each month during the term of this Agreement, Master Franchisee shall pay to the Franchisor a continuing royalty fee (“Royalty”) equaling 2% of Gross Revenues achieved by all of the Shops in the Territory, as well as retail and other means of distribution, whether Master Franchisee-owned or otherwise, during the prior month. Gross Revenue is defined as the total amount of money received by any Shop for all the goods and services rendered by those Shops of any nature whatsoever, as well as retail and other means of distribution. Gross Revenue does not include sales taxes or value added taxes if such taxes are collected at the time of the sale directly from the customer, are stated separately when the customer is charged, and Master Franchisee pays such amounts as and when due to the appropriate taxing authority. Franchisor acknowledges that Master Franchisee retains the right to charge a royalty fee of 2% on all gross revenues achieved by all Shops in the Territory, in addition to the 2% it collects on behalf of Franchisor.

3.1.3 Gross Revenue Report. On the 5th day of each month, Master Franchisee shall submit a signed gross revenue report outlining the Gross Revenue achieved by each Store within the Territory during the previous calendar month, as well as Master Franchisee’s calculation of Royalty fees and any other payments due to Franchisor, and any other payments due under this Agreement, as well as any other information Franchisor may reasonably require in the form Franchisor specifies (“Gross Revenue Report”). Franchisor reserves the right to change the form and content of the weekly Gross Revenue Report from time to time upon written notice to the Master Franchisee.

3.1.3 Levies and Taxes. All payments by the Master Franchisee to the Franchisor shall be made without any deduction for any taxes, except that the Master Franchisee shall deduct and pay to the appropriate taxing authorities, on behalf of the Franchisor, any amount which the Master Franchisee is required to withhold under any laws in the Territory on payments made by the Master Franchisee to the Franchisor. Master Franchisee and Franchisor shall bear equally the cost of such withholding taxes. The Master Franchisee shall transmit to the Franchisor official receipts for payment of all taxes withheld. If the Master Franchisee fails to withhold or pay such taxes, it shall indemnify the Franchisor for the full amount of such taxes and for any loss or liability occasioned by the Master Franchisee's failure to withhold as required by law, including, but not limited to, any penalties, interest, and expenses incurred by the Franchisor.

3.2 Franchise Fee. Master Franchisee shall pay Franchisor $5,000 (the “Franchise Fee”) whenever the Master Franchisee signs a Franchise Agreement with a Franchisee in the Territory during the term of this Agreement and Master Franchisee may retain any Franchise Fee in excess of such $5,000. The Franchise Fee is payable within 5 business days after a Franchisee signs a franchise agreement, the terms of which Franchisor has previously approved in writing. After the 100th  Store is open within the Territory, the Franchise Fee is waived on any subsequent Franchisees recruited in the Territory for the remaining term of this Agreement, and Master Franchisee shall retain the remainder of the initial franchise fee it charges to its franchisees.

3.3 Advertising Fee. On the 10th day of each month during the term of this Agreement, Master Franchisee must make a payment equaling 1% of its Gross Revenue during the previous month, or the monthly minimum Advertising Fee of $100, whichever is greater. Franchisor has the right, but not the obligation, to increase or decrease the minimum Advertising Fund contribution each year, provided that it shall not increase the minimum Advertising Fund Contribution by more than 20% in any given year. Franchisor may, at its sole discretion, use Advertising Fee payments to solicit franchisees, increase brand recognition, or engage in any other business not expressly prohibited by this Agreement; except that Franchisor shall use 50% of all Advertising Fees received, net of taxes, to engage in advertising, promotional, and public relations activities within the Territory.

3.4 Currency Payment.  Payments by Master Franchisee to Franchisor hereunder shall be made in United States Dollars unless otherwise specified by Franchisor. All payments hereunder to be calculated in the currency of the various countries encompassed in the Territory and converted into Dollars for payment to Franchisor shall be converted at the spot currency rate announced by CITIBANK as of 10:00 a.m. Eastern USA time on the date payment is transmitted; provided, however, that, in the event a payment is transmitted after the date payment is due, the currency exchange rate used shall be the rate as of the date payment was due or the rate as of the date the payment is transmitted, whichever rate produces the larger amount in the currency of payment. All payments shall be submitted electronically (e.g. bank transfer) or as otherwise directed by Franchisor to a bank of Franchisor’s choosing located in the United States or elsewhere. Master Franchisee shall execute all agreements and consents reasonably necessary to effectuate electronic payment. Master Franchisee shall pay for all costs related to the transfer of funds to Franchisor.

3.5 Payment by Electronic Transfer. Franchisor shall receive payment of Master Franchisee’s monthly Royalty fees and any other payments due to the Franchisor, in United States Dollars (“Dollars”) in immediately available funds acceptable to Franchisor, by electronic fund transfer to Franchisor’s bank account at a bank designated by Franchisor in the metropolitan area in which Franchisor’s corporate headquarters is located, or at such other place in the United States or in the Territory, and in such other manner as Franchisor may designate in writing to Master Franchisee. If at any time exchange controls are imposed between the any of the countries which are encompassed by the Territory and the United States such that Master Franchisee is prevented from making any payment due under this Agreement or any other agreement between Master Franchisee and Franchisor, Master Franchisee agrees to use its best efforts to provide alternative methods and United States sources of funds so that Franchisor (or its designated party, as applicable) receives the payments at the times and in the manner provided for in this Agreement. Master Franchisee shall execute all agreements and consents reasonably necessary to effectuate electronic payment. Master Franchisee shall pay for all costs related to the transfer of funds to Franchisor. The dollar amount of any payment shall be determined by Franchisor on the basis of Master Franchisee’s reports or on Franchisor’s own information about Master Franchisee’s Gross Revenues and the Gross Revenues of Stores within the Territory, and debited to Master Franchisee’s account on the date for payment set forth above (if it is not a business day, than on the next business day). Franchisor reserves the right to change the currency, time, and method of payment from time to time, upon written notice and thirty days to conform, to Master Franchisee.

3.6 Exchange Controls. Master Franchisee shall use its best efforts to obtain any consents or authorizations that may be necessary in order to permit timely payments in Dollars of all amounts payable hereunder. If at any time, any legal restriction is imposed upon the purchase of Dollars or the transfer to or credit of a non-resident company with payments in Dollars, Master Franchisee shall notify Franchisor immediately. While such restrictions are in effect, Franchisor may require payment in any currency designated by Franchisor that is available to Master Franchisee or, at Franchisor’s option, may require Master Franchisee to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution in the Territory designated by Franchisor, or in the form of products or services available to Master Franchisee or its affiliates at the actual cost of such products or services to Master Franchisee or its affiliates. Franchisor shall be entitled to all interest earned on such deposits. If payment is made in products or services, Master Franchisee agrees to deliver such products or services to Franchisor or its designated agent or shipper within the Territory. All costs incurred by Master Franchisee in complying with this Section 3.5 is the responsibility of Master Franchisee.

3.7. Withholding Taxes. In the event that any amounts payable by Master Franchisee to Franchisor hereunder are subject to withholding taxes that Master Franchisee is required to deduct from such payments, the parties shall equally bear the cost of such withholding taxes. Master Franchisee agrees to promptly notify Franchisor of the amount due, submit the withholding tax payments in a timely manner, and deliver to Franchisor receipts of applicable governmental authorities for all such taxes withheld or paid. All other taxes payable as a result of Master Franchisee’s transfer of funds shall be Master Franchisee’s sole responsibility. Master Franchisee shall be responsible for and shall indemnify and hold Franchisor and its affiliates harmless against any penalties, interest and expenses incurred by or assessed against Franchisor or its Affiliates as a result of Master Franchisee’s failure to withhold such taxes or to timely remit them to the appropriate taxing authority. Master Franchisee agrees to fully and promptly cooperate with Franchisor to provide such information and records as Franchisor may request in connection with any application by Franchisor to any taxing authority with respect to tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Master Franchisee.

3.8. Liability. Franchisor shall have no liability for any sales, value added, use, service, stamp duty, occupation, excise, gross receipts, income, property, payroll or other taxes, whether levied upon this Agreement, Master Franchisee, one or more of Master Franchisee’s properties, or upon Franchisor, in connection with the business conducted by Master Franchisee (except any taxes that Franchisor is required by law to collect from Master Franchisee with respect to purchases from Franchisor). Payment of all such taxes shall be the responsibility of Master Franchisee.

3.9. Interest on Late Payments. Any payment not received by Franchisor when due will bear interest at eighteen percent (12%) per year, or at the highest rate allowed by applicable law on the date when payment is due, which-ever is less. Interest charges on late payments are intended to partially compensate Franchisor for loss of use of the funds, and for internal administrative costs resulting from late payment which would otherwise be difficult to measure precisely. Imposing the late payment charge should not be construed as a waiver of Franchisor’s right to timely payment. Master Franchisee acknowledges that this Section 3.7 shall not constitute Franchisor’s agreement to accept such payments after same are due or a commitment by Franchisor to extend credit to, or otherwise finance Master Franchisee’s business operated pursuant to this Agreement. Master Franchisee acknowledges that its failure to pay all such amounts when due shall constitute grounds for termination of this Agreement notwithstanding the provisions of this Section.

3.10 Stamp Duties. If required by laws of any of the countries encompassed by the Territory, Master Franchisee shall within the time prescribed by applicable law, submit an executed copy of this Agreement to each governmental agency within the Territory responsible for the assessment of stamp duty or comparable duties or taxes for the purposes of assessing or obtaining an opinion as to the stamp duty payable on or in respect of this Agreement and Master Franchisee agrees to pay all stamp duties and comparable duties and taxes (including any penalties for late payment) assessed to be payable on or in respect of this Agreement.

3.11 Proof of Amounts Due. If required by law of any of the countries encompassed by the Territory, a certificate issued under the hand of the current President or Vice President of the Franchisor, stating the amount due at the date of the certificate as well as any interest due calculated in accordance with the terms of this Section 3. shall be conclusive proof of the amount and interest calculated thereon due at the time of the certificate. It shall not be necessary for the Franchisor to prove the appointment of the person signing, his/her signature, his/her authority so to sign or the amount(s) and interest rate stated in the certificate.

4.  FRANCHISOR'S OBLIGATIONS The duties to be performed by the Franchisor in connection with the Master Franchise program will include the following:

4.1   Franchisor will provide Master Franchisee and one appointed Master Franchisee representative with training in franchise sales, franchise operations, real estate, franchisee schooling, and store level operations. Master Franchisee and its appointed representative must complete this special training to Franchisor’s satisfaction prior to beginning operations, and within 2 months of executing this Agreement. Training shall be conducted at the location designated by Franchisor. In addition, Master Franchisee and its appointed representative must complete initial franchisee training to Franchisor’s reasonable satisfaction prior to beginning operations.

4.2. The Franchisor will provide newsletters, ad slicks and other advertising materials, as they may be available from time to time. Master Franchisee shall be responsible for the cost of modifying such advertisements for use in the Territory and obtaining Franchisor’s written consent to such modifications prior to use in the Territory, which shall not be unreasonably withheld.

4.3 Franchisor will loan to the Master Franchisee 3 copies of its Confidential Operations Manual, as amended from time to time, which may include specific instructions for the use of the marks, specifications for goods that will be used in or sold by the Store, sample business forms, information on marketing, management, and administrative methods developed by the Franchisor for use in the Store, names of approved suppliers, franchisee selection procedures, franchisee support, budgeting and forecasting, systems and controls, management of the advertising fund, development schedule issues, public relations, related business systems and methods, and other information that the Franchisor believes may be necessary or helpful to Master Franchisee and its Franchisees in operating their Stores. The contents of the Confidential Operations Manual are protected by the copyright law of the United States and may not be disclosed to any person or entity not affiliated with Franchisor and may not be altered in any way. Master Franchisee agrees that the Confidential Operations Manual is proprietary and a confidential trade secret owned by Franchisor, and will at all times treat these documents and materials as such. Master Franchisee agrees to take all steps necessary to maintain such information as confidential, restrict and prohibit unauthorized access to the Confidential Operations Manual, and prohibit any copying, duplication, or recording of any information contained therein. The Franchisor reserves the right to revise the Confidential Operations Manual from time to time, as it deems necessary to update operating and marketing techniques or standards and specifications..

4.4. Upon request by the Master Franchisee, Franchisor will review the Master Franchisee’s operations and techniques in the area of franchise sales and support services, and may suggest methods of improvement.

4.5. Franchisor may provide Master Franchisee, from time to time, as it deems appropriate, such merchandising, marketing, and other data and advice as may from time to time be developed by Franchisor and deemed by Franchisor to be helpful in the management of the operation of the Master Franchise. Such operating assistance is available via telephone or e-mail. Franchisor will be available during regular business hours (in the United States) to answer Master Franchisee’s questions and the questions of its franchisees within the Territory. This obligation in no way limits Master Franchisee’s obligation to provide support services to franchisees with in the Territory as prescribed in Section 5 of this Agreement and in its individual franchise agreements. Should Master Franchisee request additional on-site assistance, such assistance will be provided, subject to the availability of Franchisor’s personnel, for a daily fee, plus Franchisor’s costs for employee transportation and lodging.

4.6. Franchisor will, from time to time, in its reasonable discretion, send Master Franchisee an updated list of names and addresses of suppliers of goods and services that currently meet Franchisor’s standards and specifications. In advising of suppliers which meets its standards and specifications, Franchisor expressly disclaims any warranties or representations as to the condition of the goods or services sold by such suppliers, including, without limitation, expressed or implied warranties as to merchantability or fitness for any intended purpose. Master Franchisee agrees to look solely to the manufacturer of goods or the supplier of services for the remedy of any defect and goods or services.

4.7. Franchisor’s obligations under this Agreement shall inure to the benefit of the Master Franchisee only, and no other party is entitled to rely on, enforce, benefit from, or obtain relief for breach of such obligations either directly or indirectly.

5.  MASTER FRANCHISEE'S COVENANTS

5.1  One hundred eighty (180) days following the completion of the Master Franchisee initial training and franchisee initial training programs, which time shall not commence to run until registration of the Marks by Franchisor in the country at issue has taken place, Master Franchisee will commence operations by drafting agreements for use in the Territory and initiating a franchise sales, marketing and development program, and will cause to be sold/opened the following cumulative number of Businesses within the Territory:

Time Period	NUMBER OF SHOPS TO BE SOLD/OPENED	CUMULATIVE NUMBER OF SHOPS TO BE SOLD/OPENED
Within 12 months of Date of Agreement	2	2
During the next 12 months	3	5
During the next 12 months	5	10
During the next 12 months	5	15
During the next 12 months	5	20

At the end of 5 years, Master Franchise should have a total of 20 Shops sold /open.

5.1.1 Master Franchisee will own and operate at least 1 Shop in the Territory, which shall serve as the prototype Shop and which shall strictly comply with Franchisor’s standards for Java Detour Shops. Master Franchisee further acknowledges and agrees to sign a franchise agreement for any additional Store Master Franchisee wishes to own and operate within the Territory, subject to Franchisor’s prior written approval.

5.1.2. The sale or opening of any Shops in excess of the minimum number required in any time period shall be credited to the subsequent time periods, where applicable. If Master Franchisee fails to meet the Mandatory Development Schedules, the Master Franchisee shall have a 9-month period to cure the default.

5.1.3. Notwithstanding anything herein, if Master Franchisee fails to comply with the Mandatory Development Schedule for the Territory within the applicable time period set forth in Section 5.1.2 of this Agreement, Master Franchisee has the option to pay Franchisor $2,500 per location that it is short at the end of the applicable development year under Section 5.1.2 (the “Retention Payment”) to maintain its exclusive rights under this Agreement for one and a half more years. The Retention Payment is due and payable within 30 days of the end of the applicable period in which Master Franchisee failed to meet its development obligations. Master Franchisee must provide Franchisor with 60 days notice prior to exercising this option. Upon payment, Master Franchisee shall retain its exclusive rights under this Agreement for the next 1½ years. Master Franchisee is limited to making this election once per year, and no more than 2 times during the term of this Agreement.

5.1.4. If Master Franchisee fails to comply with either the Mandatory Development Schedule or any Additional Mandatory Development Schedule described in this Section 5, this Agreement shall be terminated with respect to the Territory at the end of the cure period upon notice from Franchisor to Master Franchisee, unless otherwise agreed to in writing by the parties. Thereafter, Franchisor shall have the right to develop the Territory itself, or through others by the sale of another Master Franchise, or otherwise at its sole discretion.

5.1.5. The term of this Agreement shall be for 15 years. Within 120 days prior to the expiration of Mandatory Development Schedule, Franchisor and Master Franchisee must agree upon a new development schedule for the Territory acceptable to the Franchisor to govern the next 10 years of this Agreement (“Additional Mandatory Development Schedule”). At the end of the initial term of this Agreement, Master Franchisee agrees to have open and operating not less than 50 Stores within the Territory. In the event that the parties are unable to reach an agreement within the stated time period, the parties agree that Franchisor may step in and develop the Territory at its sole discretion and may recruit franchisees under the terms of Franchisor’s then-current Franchise Agreement. Thereafter, and for the remaining term of this Agreement, Master Franchisee agrees to provide services to all Franchisees, whether signed under Franchisor’s or Master Franchisee’s franchise agreement, in the Territory as described herein. In addition, Master Franchisee shall continue to the pay the Royalty fees and any other fees due under this agreement. Master Franchisee shall not, however, be entitled to a “Franchise Fee” for each franchisee recruited by the Franchisor in the Territory.

5.1.6 Franchisor and Master Franchisee hereby acknowledge and agree that the Mandatory Development Schedule and the 50 Store development requirements set forth in Section 5.1.5 are fair and reasonable of market demand without over saturation of Franchisor’s proprietary services offered under the System.

5.2. Master Franchisee, at all times during the term of this Agreement and any renewal period, shall continue to operate at least one prototype Master Franchisee-owned Shop within the Territory in strict compliance with the standards set forth in the individual franchise agreement Master Franchisee must sign an agreement for every Master Franchisee-owned Store it wishes to operate pursuant to Section 2.2.3 above.

5.3 Master Franchisee shall submit to Franchisor for prior approval all sales, promotional, advertising, and other materials which relate to recruiting new franchisees and any and all marketing materials proposed for use by franchisees within the Territory. Franchisor will notify Master Franchisee in writing of its approval or disapproval of the proposed materials or programs within 5 days of receipt of such materials. If Franchisor does not approve such material within 5 days, such material shall be deemed disapproved. If proposed advertising materials are disapproved, Master Franchisee shall not use such materials in any manner. Franchisor shall use reasonable efforts to respond within the 5-day period and shall not unreasonably withhold or delay approval.

5.4 Concurrently with the execution of this Agreement Master Franchisee agrees to designate at least one individual who shall be a managing partner, shareholder or senior manager of Master Franchisee, to act as the Designated Manager of Master Franchise. Master Franchisee agrees to notify Franchisor 15 days in advance of the desired appointment and qualifications of the proposed Designated Manager. Franchisor reserves the right to reasonably disapprove of any such appointment; in which case, Master Franchisee shall not appoint that particular individual. The Designated Manager shall attend and complete to Franchisor’s satisfaction such training programs as Franchisor shall prescribe (which may be conducted in whole or in part at one or more of the offices of Franchisor in the United States). If the relationship of the Designated Manager with Master Franchisee terminates, or if the proposed Designated Manager fails to satisfactorily complete such training programs, Master Franchisee agrees to promptly designate a replacement Designated Manager, who shall satisfactorily complete such training programs.

5.5 In addition to the Designated Manager, Master Franchisee shall maintain one additional Certified Employee per 10 franchisees within the Territory. Certified Employees are those who have completed Franchisor’s initial training and Master Franchisee training to Franchisor’s satisfaction. Franchisor shall provide training to required Certified Employees tuition-free. However, Master Franchisee shall be responsible for the cost of employee transportation and lodging during training. All of Master Franchisee’s key officers, directors, and Certified Employees shall speak English, read, and write the English language fluently. This provision may be waived with Franchisor consent, which consent cannot be unreasonably withheld.

5.6 Franchisor has attached in Exhibit E hereto a list of criteria determine the approval of any proposed Franchisee. Such standards are subject to change from time to time. Franchisor agrees to notify Master Franchisee of any change in its minimum qualification standards. Should a prospective Franchisee meet all the criteria in Exhibit E, no Franchisor approval of said Franchisee will be required. Should a proposed Franchisee not meet substantially all of the criteria in Exhibit E,Master Franchisee will then submit to Franchisor written and completed applications of all qualified prospective franchisees together with any additional information and comments, including credit and background information, as requested by Franchisor on items provided by Franchisor. Franchisor will notify Master Franchisee and the prospective franchisee within 10 days of its acceptance or rejection of such application, which acceptance shall not be unreasonably withheld. Franchisor will not unreasonably withhold or delay its acceptance of a prospective franchisee or its manager.

5.7 Within 30 days of Franchisor’s notification of approval of a prospective franchisee, Master Franchisee and franchisee shall execute a Franchise Agreement. If such Agreement is not executed within 30 days, or such longer period as Franchisor may permit, or if any condition of approval specified by Franchisor is not satisfied, Franchisor may withdraw, suspend or condition its approval of Franchisee. A franchisee shall have 180 days to submit a site within the Territory to Master Franchisee and Franchisor, which Franchisor must approve in writing. Master Franchisee shall ensure that all formal site proposal packages submitted by Franchisees have been prepared and assembled in accordance with Franchisor's requirements and on prescribed forms and includes any property descriptions, lease forms, traffic pattern reports, market feasibility studies and other specifications as Franchisor may reasonably require. Franchisor will have 10 business days alter receipt of such information and materials from the Master Franchisee to approve or disapprove, in its sole discretion, the proposed site for the Shop, which approval shall not be unreasonably withheld.

5.8 In recruiting prospective franchisees, Master Franchisee shall make every effort to locate persons of good standing, professional competence, experience, reputation, ability and financial responsibility. The Master Franchisee shall uphold the Franchisor's qualification standards in soliciting, screening, offering and selling licenses or franchises to Franchisees. Master Franchisee must conduct both credit and criminal background checks on prospective franchisees before submitting their qualifications to the Franchisor or providing a prospective franchisee with any confidential information. Master Franchisee will make no earnings claims, promises, representations, or commitments to any prospective franchisee other than those stated in Franchisor’s then current Uniform Franchise Offering Circular and Franchise Agreement, and will only make offers and representations pertaining directly or indirectly to the franchised business or the operation of a Shop in strict compliance with the laws of the United States, and any other applicable laws and regulations.

5.9 Franchisor’s decision shall be final with respect to when to commence or settle a claim or as to strategy in defending legal actions and choice of counsel regarding any litigation with Territory Franchisees. With respect to legal proceedings against Franchisor or its affiliates arising from or related to Master Franchisee’s activities within the Territory, all costs and expenses of such actions shall be borne by the Master Franchisee. Moreover, Master Franchisee agrees to provide testimony at any legal proceeding pertaining to Franchisor’s activities in the Territory.

5.10 Master Franchisee must provide Franchisees in the Territory with Initial Training, as prescribed by Franchisor and in accordance with their individual franchise agreements. Master Franchisee must also perform on-site follow-up training session within the third month of a new Shop’s operation, or as otherwise prescribed by Franchisor in writing. Master Franchisee agrees to perform any training required by Franchisor should the System undergo a significant change.

5.11 Franchisor has created and developed special procedures, standards and methods for operating and maintaining Shops, which standards are incorporated in Franchisor's Confidential Operating Manual. Master Franchisee shall ensure that each Shop within the Territory is developed and operated solely in accordance with Franchisor's requirements and specifications as set forth in the Confidential Operating Manual, including through inspections and secret shoppers as required by Franchisor's policies and procedures, which may be reasonably changed from time to time.

5.12 Master Franchisee shall distribute to Territory franchisees the Confidential Operations Manual, any amendments or updates to the Confidential Operations Manual, and any other written materials Franchisor may designate. Franchisor shall provide, at its expense, copies of such written materials to be distributed, but Master Franchisee will be required to reproduce and/or provide translations for such materials at its own expense.

5.13 Master Franchisee will cause all sales efforts made by it or under its direction to be courteous and dignified, and in a professional, ethical and responsible manner. Master Franchisee must not violate any federal, state, or local laws of any of the countries encompassed by the Territory in connection with the offer or sale of franchises, and Master Franchisee must specifically abide by all valid and enforceable laws, rules and regulations by appropriate regulatory bodies regarding franchising.

5.14 Master Franchisee, or his duly authorized representative, must provide supervision to all Franchisees within the Territories, as required under their individual franchise agreements. Such supervision must include, but not be limited to, on-site supervision prior to the opening of a Shop; general assistance, advice and consultation to franchisees with regard to entering into negotiations and agreements within the Territory for franchisees services; review of proposed leases and contracts; consultation and assistance with regard to grand opening of a Shop; supplemental training and assistance of all material aspects of the operation of a Shop, as needed, in accordance with Franchisor's requirements; periodic and regular telephone calls or visits to monitor operations of Shops within the Territory, continuous advisory services to franchisees, ongoing training and updates for all Shops within the Territory. Master Franchisee agrees to perform such duties pursuant to Franchisor's requirements herein described and in accordance with the System, the Confidential Operations Manual or otherwise in writing, all of which may be changed from time to time by Franchisor. Master Franchisee agrees to be available during regular business hours to answer franchisee questions or concerns.

5.15 Master Franchisee agrees to advise all Shops within the Territory of problems arising out of the operation of any Shop as disclosed by periodic reports submitted to Master Franchisee or Franchisor by a franchisee, or by inspections conducted by Master Franchisee or Franchisor of the Shops within the Territory. Master Franchisee must provide each Shop within the Territory with such assistance in connection with the operation of such Shop as is reasonably determined to be necessary by Franchisor. Operational assistance may consist of advice and guidance with respect to:

a. Proper utilization of procedures developed for a Shop with respect to operations and management, recruitment of personnel, advertising and promotion, compliance with regulations and related activities as approved by Franchisor;

b. Additional services authorized for Shops within the Territory;

c. Purchase of equipment, products, inventory, materials, and supplies;

d. The institution of proper administrative bookkeeping, accounting, inventory control, supervisory and general operating procedures for the effective operation of a Shop;

e. Advertising and promotional programs;

f. Marketing and negotiating technique to be employed when dealing with prospective customers, clients and vendors;

g. Maintenance of a Shop’s premises; and

h. Proper use of the Marks and such other trade names, trademarks, service marks, and copyrights as may presently exist or be acquired and licensed for use by the Franchisor, along with ancillary signs, symbols, or indicia used in connection or in conjunction with said Marks.

5.16 Master Franchisee must make contact with all Shops within the Territory for the proposes of consultation, assistance and guidance of franchisees and managers of each Shop, and Master Franchisee or its representatives will prepare, for benefit of both Master Franchisee and Franchisor, written reports regarding these regular contacts outlining any suggested changes or improvement in the operations of the Shop and detailing any defaults in such operations which become evident as a result of any such contact, and a copy of each such written report must be provided to both the franchisee or its manager and Franchisor.

5.17 In the event Master Franchisee participates in a franchise trade show which participation will be at the Master Franchisee's discretion, Master Franchisee will be responsible for all expenses associated with staffing of the booth at the trade show. Master Franchisee will be responsible for the display booth, including shipping the booth to and from the trade show, sales and promotional material, and costs to exhibit in the trade show and travel expenses of any Master Franchisee’s personnel to the trade show.

5.18 Master Franchisee will ensure that all signs, equipment, fixtures, supplies, design, layout and maintenance of each Shop conform to the plans and specifications set forth in the Operations Manual, or otherwise in writing by the Franchisor. Master Franchisee may alter such signs, equipment, fixtures, supplies, and Store layout with the prior written approval of the Franchisor, which shall not be unreasonably withheld. Master Franchisee will take all necessary steps to enforce the terms of each individual Franchise Agreement executed for a Shop within its Territories and the provisions of the Operations Manual, as amended.

5.19 Master Franchisee must keep accurate records concerning all financial transactions and communications between Franchisor, Master Franchisee and franchisees relating to the operation of any Shop in the Territory, and Franchisor’s duly authorized representative shall have the right at all reasonable hours to examine all such records, and shall have full and free access thereto for said purpose and for the purpose of making extracts therefrom. All such records, including, but not limited to financial records, customer and franchisee complaints, and sales and purchasing statistics, shall be available for at least 3 years after the termination or expiration of this Agreement for any reason whatsoever.

5.20 Not less than once every 12 months, Master Franchisee will arrange for and conduct regional seminars within the Territory for all Franchisees within the Territory. Such seminars shall include training and general advisory assistance for the Shops within the Territory and Master Franchisee shall notify Franchisor in writing at least 4 weeks prior to conducting such regional seminars. Franchisor will provide at least one person as an instructor at each regional seminar. The cost of travel lodging, etc. for the Franchisor’s representative will be the responsibility of Franchisor.

5.21 Master Franchisee, or his appointed representative, must attend any Master Franchisee seminars or training session held by Franchisor. Master Franchisee shall be responsible for travel, meal and lodging and other related expenses relating to such training sessions.

5.22 Not less than once every 3 months, Master Franchisee must conduct management and financial reviews with each Franchisee. As a part of these reviews an evaluation form, which form will be mutually approved by Franchisor and Master Franchisee, will be included to determine if Master Franchisee is satisfactorily performing its duties and obligations under the terms of this Agreement. Master Franchisee will remit the management and financial review form, together with the Master Franchisee evaluations to Franchisor within 10 days after its receipt of such reviews. In addition, Master Franchisee will perform routine inspections of franchisee Shops in the Territory, approximately once a month to ensure strict compliance with the standards and specifications designated by Franchisor.

5.23 All sales of Stores by Master Franchisee and any acts incident thereto shall be in strict accordance all applicable federal, state, and local laws relating to the sale of franchises applicable in the Territory. Approval of franchise sales shall not be unreasonably withheld, provided prospective franchisees meet Franchisor’s minimum standards.

5.24 In the event the Master Franchisee sells an option for the exclusive right to purchase a franchise to an existing franchisee's area, all option fees paid by franchisees purchasing such options will be paid directly to the Master Franchisee in the event the option fees are not exercised and are forfeited, the option fees shall be forfeited to the Master Franchisee and not Franchisor.

5.27. In the event Master Franchisee fails to perform any of these duties or any other obligations imposed on it by the terms of this Agreement, after being given a 120 day period of time to resolve, correct, or otherwise bring into compliance any terms of this Agreement, Franchisor has the right but not the obligation to perform said duties or obligations and Master Franchisee hereby agrees to pay Franchisor the sum of $250.00 per day for each representative of Franchisor for its services in connection therewith together with any reasonable expenses incurred by Franchisor in so performing, including payroll, travel, meals and lodging expenses. Any portion of any royalty payments or other payments owed by Franchisor to Master Franchisee hereunder may be offset by any amounts owed by Master Franchisee to Franchisor if Franchisor is required to so perform any of Master Franchisee's duties or obligations under the terms of this Agreement. In the event Franchisor performs duties for the Master Franchisee, the Master Franchisee's share of the royalty payments will continue to accrue and be made to the Master Franchisee.

5.28  Protection and Promotion of Marks and System. The Master Franchisee shall operate the Master Franchisee business in accordance with the System standards set by the Franchisor and in such a manner as not to detract from or adversely reflect upon the name and reputation of the Franchisor and the goodwill associated with the Java Detour name and Marks. The Master Franchisee shall make every effort to protect, maintain and promote the Marks and the System, and to prevent imitations and infringements upon the Marks and System, within the Territory.

5.29  Payment of Taxes and Other Obligations. The Master Franchisee shall promptly pay when due all taxes and other obligations incurred with third parties in the operation of the Master Franchise business, including, without limitation, value-added, import/export, national insurance contributions, turnover taxes, sales and withholding taxes, and any and all accounts or other indebtedness of every kind incurred by the Master Franchisee in the conduct of the Master Franchise. In the event of a bona fide dispute as to the liability for taxes assessed or other indebtedness, the Master Franchisee shall follow the procedures of the appropriate governmental authority in the Territory. The Master Franchisee shall comply with all of the provisions of its individual franchise agreements, franchise agreements with franchisees within the territory, and all agreements with out designated or approved suppliers.

5.30 Capitalization Requirement. Master Franchise agrees to maintain ongoing working capital sufficient to meet its obligations. Master Franchisee agrees to maintain ongoing working capital of at least $350,000 during the initial term of this Agreement.

6.  TRADE SECRETS

6.1  Trade Secrets. The Master Franchisee warrants and represents that the Franchisor possesses certain trade secrets (the "Trade Secrets") relating to the operation of Java Detour franchises, which include: (1) site selection criteria; (2) methods, processes, formats, specifications, systems, procedures, sales and marketing techniques and knowledge of and experience in the development and operation of Java Detour franchises including any and all contents of the Confidential Operations Manual; (3) marketing programs; (4) research and development relating to new businesses and services; (5) knowledge of specifications for and suppliers of certain products, services, materials, supplies, equipment and fixtures; (6) the proprietary computer software program and designated equipment; and (7) knowledge of operating results and financial performance of Java Detour franchises. The Franchisor's Trade Secrets shall be disclosed by the Franchisor to the Master Franchisee through documents, electronic or magnetic means, optical disks, microfilm, film or other similar instruments. In view of the foregoing, any unauthorized disclosure by the Master Franchisee of the Trade Secrets provided by the Franchisor pursuant to this Agreement, shall be construed as disclosure of the Trade Secrets of the Franchisor and shall, therefore, entitle the Franchisor to exercise all of the legal actions derived from any applicable law and/or regulations the Franchisor may deem convenient.

6.2  Use and Limitation on Use. The Master Franchisee acknowledges and agrees it will not acquire any interest in Trade and Industrial Secrets, other than the right to utilize disclosed Trade Secrets in operating the Master Franchise business during the term hereof and that use or duplication of any Trade Secrets in any other business would constitute an unfair method of competition. The Master Franchisee further acknowledges and agrees that the Trade Secrets are proprietary, include trade secrets of the Franchisor and are disclosed to the Master Franchisee solely on the condition that the Master Franchisee agrees, and the Master Franchisee does hereby agree, that the Master Franchisee: (1) will not use Trade Secrets in any other business or capacity; (2) will maintain the absolute confidentiality of Trade Secrets during and after the term of this Agreement; (3) will not make unauthorized copies of any portion of Trade Secrets disclosed in written or other tangible forms; and (4) will adopt and implement all reasonable procedures that Franchisor prescribes to prevent unauthorized use or disclosure of Trade Secrets.

6.3  Updated Information. The Master Franchisee, within 30 days of receiving any updated information regarding the Confidential Operations Manual, shall in turn update its copy of the Confidential Operations Manual as instructed by the Franchisor and shall conform its operations with the updated provisions within a reasonable time thereafter. The Master Franchisee shall ensure that each of the Franchisees in the Territories shall, in turn, update their copy of the Confidential Operations Manual as instructed by the Franchisor, and shall conform their operations with the updated provisions within a reasonable period of time thereafter. The Master Franchisee acknowledges that a master copy of the Confidential Operations Manual maintained by the Franchisor at its principal office, shall be controlling in the event of a dispute relative to the content of any Confidential Operations Manual.

7.  REPRESENTATIONS OF MASTER FRANCHISEE

7.1  Representations of Master Franchisee. The Master Franchisee represents and warrants that it has induced the Franchisor to enter into this Agreement based on the following representations and warranties made to Franchisor. The following representations and warranties shall survive termination of this Agreement.

a.  The Master Franchisee understands and acknowledges that the Franchisor has made no promise or guarantee, express or implied, that the Master Franchisee will be able to comply with any applicable laws and regulations concerning the sale of franchises in the Territory throughout the entire term hereof, but that the Master Franchisee is obligated to use best efforts to comply with the same.

b.  The Master Franchisee has in no manner relied upon any representations or statements of actual, average, projected or forecasted sales, profits or earnings made by the Franchisor with respect to the Master Franchise business in the Master Franchisee's decision to execute this Agreement. The Master Franchisee understands and acknowledges that the Franchisor has no experience in developing or operating Java Detour franchises in the Territories, so that the Master Franchisee has conducted its own independent investigation of what operating results may be achieved by conducting the Master Franchise business in the Territory.

c.  The Master Franchisee acknowledges that it has read this Agreement and understands and accepts the terms contained in this Agreement as being reasonably necessary to maintain the Franchisor's high standards of quality and service and the uniformity of those standards and thereby to protect and preserve the goodwill of the Marks and the integrity of the System. The Master Franchisee acknowledges that it has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, the nature of this business may evolve and change over time, that the investment involves business risks and that the success of the venture is largely dependent upon the Master Franchisee's business abilities and efforts. The Master Franchisee further represents to the Franchisor, as an inducement to its entry into this Agreement, that the Master Franchisee had made no misrepresentations in obtaining the master franchise granted pursuant to this Agreement.

d.  The Master Franchisee represents that it is familiar with and has the necessary managerial and financial ability to operate, develop and maintain the Master Franchise business and that it has sufficient staff and offices to attempt to sell, train and support prospective and future Franchisees pursuant to the Franchisor's minimum standards of quality and in accordance with the Confidential Operations Manual.

e. Master franchisee warrants that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, and that it will be qualified to do business in the jurisdiction(s) where it will operate the Master Franchise within 6 months of signing this Agreement, and that all of the warranties and representations it has set forth in Exhibit B to the Master Franchise Agreement are true.

8.  ADVERTISING

8.1  Standards. The Master Franchisee acknowledges that the advertising and promotion of the Master Franchise business in accordance with the Franchisor's standards and specifications regarding advertising is an essential aspect of the System, and the Master Franchisee agrees to comply with all advertising standards and specifications.

8.2  Marketing. Master Franchisee agrees to establish, maintain and administer a marketing program for the Territory (the "Marketing Program” or “Fund"), require all Stores (including those owned by Master Franchisee or its affiliates) to contribute to the Marketing Fund in accordance (and/or consistent) with the terms of their Franchise Agreements in an amount not less than 1% of their Gross Revenue, or our then-current requirement for Advertising Fund contributions as listed in Franchisor’s then current United States Uniform Franchise Offering Circular. Master Franchisee must direct the creation and implementation of advertising, marketing and promotional programs for the Territory; adapt the marketing materials provided to the Marketing Program by Franchisor for use in the Territory; and furnish each franchisee with reasonable quantities of marketing, advertising and promotional materials. Master Franchisee agrees to deliver to all franchisees on an annual basis a report of the receipts and expenditures of the Fund and of the percentage of Fund contributions spent on advertising, promotion, public relations, market research and other marketing programs and activities during the preceding financial year.

8.3 Accounting. Any advertising fees collected by the Master Franchisee from Franchisees pursuant to the Franchise Agreements and retained by the Master Franchisee, shall be deposited by the Master Franchisee in separate bank accounts, commercial accounts or savings accounts ("Advertising Account"). The Master Franchisee will make available to the Franchisor and to the Franchisees in the Territory on an annual basis a financial statement for the Advertising Account which indicates how deposits to the Advertising Account have been spent. The Advertising Account will be administered by the Master Franchisee, in its sole discretion, and shall be used by the Master Franchisee on behalf of Franchisees in the Territory for production and placement of media advertising, direct response literature, direct mailings, brochures, collateral material advertising, surveys of advertising effectiveness, or other advertising or public relations expenditures relating to advertising.

9.  SYSTEM STANDARDS

9.1  System Standards. The Master Franchisee acknowledges and agrees that the development and operation of the Master Franchise and each individual franchise within the Territory in accordance with the specifications, standards, operating procedures and rules the Franchisor prescribes for the operation of Java Detour franchises as periodically modified and supplemented by Franchisor in its discretion during the term (the "System Standards") is the essence of this Agreement and essential to preserve the goodwill of the Marks. Therefore, the Master Franchisee agrees, at all times during the term hereof, to maintain and operate, and to require Marketers and Franchisees to maintain and operate, Stores in accordance with each and every System Standard. Franchisor may change the standards and specifications from time to time when, at its sole discretion, it deems such changes are needed for the continued success and development of the Franchise Network. Such changes may require purchasing equipment, supplies, furnishings or other goods, completing additional training by Master Franchisee’s employees, or other activities imposing costs on Master Franchise. Master Franchisee must promptly conform its standards and those of its franchisees to the modified standards and specifications at Master Franchisee’s own expense. Master Franchisee must at all times keep its copy of the Confidential Operations Manual current by inserting in it revised pages provided by Franchisor, and delete superseded pages. If there is a dispute concerning the Manual’s contents at any time, the terms of the master copy of the Confidential Operations Manual maintained by Franchisor will control. The Franchisor may only make material changes to the system standards and marks once every five years, at a cost not to exceed $25,000 per Shop.

9.2  Incorporation of System Standards. The Master Franchisee hereby agrees that System Standards prescribed from time to time in the Confidential Operations Manual, or otherwise communicated to the Master Franchisee in writing, shall constitute provisions of this Agreement as if fully set forth herein. All references to this Agreement shall include all System Standards as periodically modified.

9.3 Authorized Products and Services. Master Franchisee must offer and sell all the products and services and only the products and services that Franchisor has authorized Master Franchisee to provide, and ensure each franchisee in the Territory complies with the same. Master Franchisee shall at all times maintain at its Stores sufficient levels of inventory, and maintain a representative inventory of ingredients, food and beverage products and other products of the type, quantity and quality as specified in the Operations Manual, to adequately satisfy consumer demand. Master Franchisee must offer and sell, and require all franchisees within the Territory to offer and sell, all private label products which Franchisor designates for sale by System franchisees. Such items may include, without limitation, proprietary food, dessert and beverage items. This section 9.3 is subject to Section 9.l and Section 9.6 of this Agreement.

9.4 Designated and Approved Suppliers. Recognizing that preservation of the System depends upon product and service uniformity and the maintenance of Franchisor’s trade dress, Master Franchisee agrees to purchase certain signs, furnishings, supplies, fixtures, equipment and inventory from the Franchisor or from approved or designated third party suppliers as Franchisor shall specify, from time to time, in the Operations Manual and otherwise in writing. Master Franchisee hereby acknowledges that Franchisor, Franchisor’s affiliate and/or a third party may be one of several, or the only, approved supplier of any item. Master Franchisee further acknowledges and agrees that Franchisor and/or Franchisor’s affiliates may and have the right to realize a profit on any items that Franchisor, Franchisor’s affiliates or Franchisor’s approved suppliers supply to Franchisee. Master Franchisee acknowledges and agrees that the Franchisor may negotiate for and receive payments or other benefits from authorized suppliers in consideration of purchases by Master Franchisee and Master Franchisee’s franchisees. If Master Franchisee or any franchisee within the Territory wishes to use or sell any product not yet certified by Franchisor as meeting Franchisor’s specifications, or which is sold by a supplier not previously approved in writing by Franchisor, Master Franchisee must advise Franchisor and, upon Franchisor’s request, give Franchisor product specifications, sample products, and information about the supplier. Within thirty (30) days of receiving all information Franchisor may request, Franchisor will communicate to You either its approval, or its reasons for withholding its approval. Silence may not be construed as consent. As a condition of approving a supplier or product, Franchisor will require Master Franchisee or any franchisee in the Territory who requests approval to reimburse it for any expenses reasonably incurred by Franchisor in inspecting the suppliers’ premises, checking the suppliers’ credentials, or testing the product. As a condition of approving a supplier of any product that bears any of the Marks, Franchisor may require that the supplier sign Franchisor’s form of License Agreement. Franchisor may with-draw approval of a supplier or product or both if either no longer meet Franchisor’s standards or specifications.

9.5. Discontinuation of Existing Services. The Franchisor agrees not to discontinue offering or selling any existing services or products which constitute .05% of annual gross revenues for the Master Franchisee.

9.6. Mark-Up. Franchisor’s mark-up on any required purchases Master Franchisee shall be required to purchase from Franchisor shall not exceed 20%.

10.  MARKS AND PROPRIETARY RIGHTS

10.1  Ownership and Goodwill of Marks. The Master Franchisee hereby acknowledges that the Franchisor is the sole owner of the Marks and any goodwill established thereby and the Franchisor has the sole right to license and control the Master Franchisee's use of the JAVA DETOUR service mark and other Marks, and that the use of the Marks shall remain under the sole and exclusive control of the Franchisor. The Master Franchisee acknowledges that it has not acquired any right, title or interest in the Marks except for the right to use the Marks in the operation of the Master Franchise in the Territory pursuant to this Agreement. Master Franchisee understands and agrees that Franchisor shall have sole right to obtain or renew any trademark or service mark registration in the Territory that consists of or includes any of the Java Detour Marks. The parties acknowledge and agree that Franchisor has not obtained registration nor applied for the registration of its Marks with the relevant governmental authorities within the Territory. Franchisor agrees to use its best efforts to obtain such registration upon signing this Agreement. Franchisor represents that it will file an application for registration of the Mark Java Detour in the Territory, that it will pursue the application diligently and that it will make any reasonable alterations to the mark as may be advisable to obtain registration. Master Franchisee acknowledges and agrees that the denial of Franchisor’s application will not be an event entitling Master Franchisee to terminate this Agreement, to obtain a refund of any amount paid or owed to Franchisor or otherwise modify Master Franchisee’s obligations under this Agreement. Master Franchisee agrees to fully cooperate with Franchisor in recording this Agreement and in registering Master Franchisee and any subfranchisee as an authorized user of the Java Detour Marks with any governmental agency if necessary and also to cooperate in canceling any applicable registration on termination or expiration of this Agreement and/or any subfranchise agreement.

10.2  Trade Secrets. The Master Franchisee hereby acknowledges that the Franchisor owns and controls the distinctive plan for the establishment, operation and promotion of Java Detour franchises and all related licensed methods of doing business, previously defined as the "System," which may include, but are not limited to, distinctive layout, design and decoration for the Java Detour franchise structure, other commercial symbols, written promotional materials, advertising, and accounting systems, all of which constitute trade secrets of the Franchisor, and the Master Franchisee acknowledges that the Franchisor has valuable rights in and to such trade secrets. The Master Franchisee further acknowledges that it has not acquired any right, title or interest in the System except for the right to use the System in the operation of the Master Franchise business as it relates to this Agreement or as may be granted by separate agreement with the Franchisor. If, in the course of operating its Master Franchise, the Master Franchisee develops or improves any aspect of the System, any and all plans, methods, ideas and systems related to such development or improvement shall inure to the benefit of the Franchisor and shall be owned by the Franchisor as a part of the System.

10.3  No Other Mark. The Master Franchisee further agrees that no Mark other than "JAVA DETOUR" or such other Marks as may be specified by the Franchisor, shall be used in the operation of the Master Franchise business. Franchisor shall use its best efforts to obtain registrations for the Marks. If Franchisor is unable to register the Marks with the appropriate governmental authorities in the Territory, the parties shall agree upon alternative marks for use in the operation of the Master Franchise, which marks shall be shall remain under the sole and exclusive control of the Franchisor (“Alternative Marks”). Master Franchisee acknowledges and agrees that Franchisor shall be the sole owner of the Alternative Marks and any goodwill established thereby and that Franchisor has the sole right to license and control the Master Franchisee's use of any Alternative Marks. Franchisor shall use best efforts to obtain registrations for the Alternative Marks agreed upon by the parties.

10.4  Cessation of Use at Termination. In the event this Agreement is terminated for any reason, the Master Franchisee shall immediately cease using any of the Java Detour System, Marks, trade names, trade dress, trade secrets, copyrights or any other symbols used to identify the Master Franchise business, and all rights the Master Franchisee had to the same shall automatically terminate. The Master Franchisee agrees to execute any documents of assignment as may be necessary to transfer any rights the Master Franchisee may possess in and to the Marks to the Franchisor. Nothing herein shall affect the Master Franchisee's rights as a franchisee under any existing franchise agreement.

10.5  Protection of the Marks. The Franchisor shall have the affirmative obligation to protect and defend its use of the Marks and the Franchisor's proprietary interests therein, which affirmative obligations shall include, without limitation, ascertaining on a periodic basis whether there is any infringing or illegal use of the Marks by any unauthorized parties within the Territory. The Master Franchisee shall notify the Franchisor in writing of any possible infringement or illegal use by others of the Marks, or trademarks the same as or substantially similar to the Marks which may come to its attention. The Master Franchisee acknowledges that the Franchisor shall have the right to determine whether action will be taken on account of any possible infringement or illegal use. If such action is deemed to be necessary, the Franchisor shall through counsel of its choosing institute legal action. The Franchisor and Master Franchisee shall equally bear the cost of any such action, including reasonable lawyer's fees. The Master Franchisee agrees to cooperate with the Franchisor in any such litigation. The Master Franchisee agrees not to institute any action on account of any possible infringement or illegal use without first obtaining the Franchisor's prior written consent.

10.6  Master Franchisee's Trade Name. The Master Franchisee acknowledges that the Franchisor has a prior and superior claim to the Marks and the Java Detour trade name. The Master Franchisee shall not license or use any of the Java Detour Marks or trade names in the legal name of its company, partnership or any other business entity used in conducting the business provided for in this Agreement. The Master Franchisee also agrees not to register or attempt to register any trade name using the word "Java Detour" in the Master Franchisee's name or in any other person or business entity name without the prior written consent of the Franchisor. When this Agreement is terminated, the Master Franchisee shall execute any assignment or other document the Franchisor requires to transfer to the Franchisor any rights the Master Franchisee may possess in a trade name utilizing the mark "Java Detour" or any other Mark owned by the Franchisor.

10.7  Change of Marks. In the event that the Franchisor, in its sole discretion, shall determine it necessary to modify or discontinue the use of any proprietary Marks, or to develop additional or substitute marks, the Master Franchisee shall, within a reasonable time after receipt of written notice of such a modification or discontinuation from the Franchisor, take such action, at the Master Franchisee's sole expense, as may be necessary to comply with such modification, discontinuation, addition or substitution. Any material change to the Marks to be used in connection with the System shall be subject to the limitation in Section 9.1 above.

10.8. Registered User Agreements. Master Franchisee shall, at the request of Franchisor, do all acts and execute all documents necessary or desirable in Franchisor’s sole discretion for establishing Master Franchisee as a user of the Marks hereunder and, where required, for the registration of Master Franchisee's permitted use with governmental agencies, subject to the limitations set forth in Section 2.1.4. above. Following such request, Master Franchisee shall not be entitled to exercise any of the rights granted by this Agreement until Master Franchisee has executed and delivered such documents to Franchisor. Any registered user agreement shall be in form and substance acceptable to Franchisor.

11.  REPORTS AND RECORDS

11.1  Periodic Reports. The Master Franchisee shall supply to the Franchisor such reports in a manner and form as the Franchisor may, from time to time, reasonably require, including, but not limited to, weekly sales reports, submitted to the Franchisor no later than Monday of the following week for all sales information from the previous week, which sales reports will include information on sales of franchises and revenues of each of the Java Detour franchises in the Territory, identified by Franchisee and by location.

11.2  Annual Reports. The Master Franchisee shall, within 90 days after the end of its fiscal year, provide to the Franchisor annual financial statements and tax returns relating to the Master Franchise business, and a statement that all sums due and owing hereunder have been paid, along with a signed statement from the CFO attesting to the truth and accuracy of these statements. If the certification shows an underpayment of any amounts owed to the Franchisor, these amounts shall be paid to the Franchisor concurrently with the submission of the statements. In addition, the Master Franchisee shall, within 45 days from the end of each calendar quarter, provide the Franchisor with copies of quarterly sales tax returns or other assessments. In addition, the Master Franchisee shall, by January 1st of each calendar year, submit to the Franchisor its business and marketing plan for the Territory for the upcoming year, together with a copy of its current Confidential Operations Manual used in the Territory within the preceding year, together with every Franchise Agreement executed within the preceding year.

11.3  Maintenance of Records. The Master Franchisee shall maintain all books and records for the Master Franchise business in accordance with generally accepted accounting principles, consistently applied, and preserve these records for at least three years after the fiscal year to which they relate.

11.4  Inspection and Audit. The Master Franchisee shall permit the Franchisor to inspect and audit the books and records of the Master Franchise business at any reasonable time, during normal working hours, including Master Franchisee’s tax returns. If an audit discloses an underpayment of royalty fees, franchise fees, or Advertising Fund or cooperative fund contributions payable under this Agreement, Master Franchisee will immediately pay these amounts to Franchisor together with accrued interest in the amount specified according to Section 3.5 of this Agreement. In addition, if the underpayment exceeds three percent (3%) of total amounts payable to Franchisor for any period covered under the audit, Master Franchisee must reimburse Franchisor for all expenses incurred by Franchisor in connection with the audit.

12.  ASSIGNMENT OF RIGHTS

12.1  Assignment by Master Franchisee. The Master Franchise business granted herein is personal to the Master Franchisee and except as stated below, the Franchisor shall not allow or permit any transfer, assignment, sublicense or conveyance of this Agreement or any interest hereunder. The Master Franchisee shall not sell, transfer or assign its rights under this Agreement or any interest in it, or any part or portion of the entity that owns it, or a substantial portion of the assets used in carrying out this Agreement (including, without limitation, its right, title and interest to any Franchise Agreement to which it is a party), unless the Master Franchisee obtains the Franchisor's prior written consent and the Master Franchisee and/or the proposed transferee comply with the following requirements:

a.  Payment of all amounts due and owing pursuant to this Agreement by the Master Franchisee to the Franchisor, its affiliates, its designated third party suppliers, and third parties whose debts or obligations the Franchisor has guaranteed on behalf of the Master Franchisee, if any;

b.  Master Franchisee must cure all existing defaults under this Agreement, or any other agreement between Master Franchisee and Franchisor, Franchisor’s affiliates, Franchisor’s major suppliers and vendors, within the period permitted for cure and have substantially complied with such agreements during their respective terms;

c. Agreement by the proposed transferee to satisfactorily complete the initial Master Franchisee training program and initial franchisee training program conducted by the Franchisor, which training may be completed by the transferee either prior to or immediately after assignment of this Agreement;

d.  An express written assumption by the proposed transferee of the Master Franchisee's obligations pursuant to this Agreement and all Franchise Agreements executed with Franchisees;

e.  Provision by the Master Franchisee of 30 days' written notice prior to the proposed effective date of the transfer, such notice to contain the material terms and conditions of the transfer, including without limitation, the price and terms of payment;

f.  Execution by the Master Franchisee and Master Franchisee’s principals, officers, directors, and the transferee (if it has had any previous relationship with Franchisor or Franchisor’s affiliates), of a general release of all claims against the Franchisor and an acknowledgment of Master Franchisee’s termination of all of its rights in connection with this Agreement;

g.  Payment by the Master Franchisee or the proposed transferee of $10,000 to cover Franchisor’s legal and administrative costs in approving the transferee;

h.  Submission by the Master Franchisee and/or proposed transferee of a copy of the executed purchase agreement relating to the proposed transfer with all supporting documents and schedules, including transferee's assumption of and agreement to faithfully perform all of Franchisee’s obligations under this Agreement;

i. The proposed transferee shall have provided information to the Franchisor sufficient for the Franchisor to assess the proposed transferee's business experience, aptitude, creditworthiness and financial resources to operate the Master Franchise business and the Franchisor shall have ascertained that the proposed transferee meets such qualifications; and

j.  Agreement by Master Franchisee and Master Franchisee’s principals, officers, directors, employees, and the members of their respective families to comply with the post-termination provisions of this Agreement;

k. The proposed transferee shall have visited the corporate headquarters of the Franchisor and shall have been evaluated and approved by the Franchisor.

l. In any event, Franchisor may withhold or condition Franchisor’s consent to any transfer as Franchisor deems appropriate based on the circumstances of the transfer or otherwise.

12.2  Franchisor's Approval of Transfer. The Franchisor has 30 days from the date of notice from the Master Franchisee to approve or disapprove of the Master Franchisee's proposed assignment. The Master Franchisee acknowledges that the Franchisor may withhold approval of a proposed assignment or proposed transferee for any justifiable business reason, including without limitation, the transferee's financial capability or its suitability to act as the Franchisor's special agent in the Territory. Master Franchisee acknowledges that the transferee shall be evaluated based on Franchisor’s then current standards for Master Franchisees. If the Master Franchisee and its proposed transferee comply with all conditions for assignment set forth herein and the Franchisor has not given the Master Franchisee notice of its approval or disapproval within such period, approval is deemed granted.

12.3  Franchisor’s Right of First Refusal. In the event the Master Franchisee wishes to sell, transfer or assign its rights under this Agreement or any interest in it, or any substantial portion of the assets used in carrying out this Agreement to a third party, the Master Franchisee agrees to grant to the Franchisor a 15 day right of first refusal to purchase such rights or assets on the same terms and conditions as are contained in the written offer to purchase submitted to the Master Franchisee by the proposed purchaser. The Master Franchisee shall immediately notify the Franchisor of such offer by sending a written notice via courier, telegram or telefax to the Franchisor enclosing a copy of the written offer from the proposed purchaser and receipt of such notice must be confirmed in writing upon receipt by Franchisor. Such right of first refusal is effective for each proposed assignment. Absence of a reply to the Master Franchisee's notice of a proposed assignment within the 15 day period is deemed a waiver of such right of first refusal. The right of first refusal period will run concurrently with the period in which the Franchisor has to approve or disapprove the proposed transferee. If the Franchisor chooses not to exercise its right of first refusal, the Master Franchisee shall be free to complete the sale, transfer or assignment, subject to compliance with all other pre-conditions for assignment set forth herein.

12.4  Types of Assignment. The Master Franchisee acknowledges that the Franchisor's right to approve or disapprove of a proposed sale or transfer provided for herein shall only apply to any proposed transfer or assignment of % or more of the stock or other ownership interest in the Master Franchisee. With respect to a proposed transfer as described in this paragraph, the Franchisor's right of first refusal to purchase, as set forth above, shall not apply and the Franchisor will waive any transfer fee chargeable to the Master Franchisee for a transfer under these circumstances. As long as Elie Samaha retains an ownership interest in the Master Franchisee, Franchisor approval shall not be required for transfers or proposed sales described in this section 12.4. Should Master Franchisee determine it to be beneficial to transfer a different type of corporate entity other than a Limited Liability Company, said new entity shall maintain a provision that the entity cannot be dissolved solely by the removal or buy-out of any one member.

12.5  Assignment by Franchisor. This Agreement is fully assignable by the Franchisor and shall inure to the benefit of any assignee or other legal successor in interest, provided that the assignee agrees to assume all of Franchisor’s obligations under this Agreement. The Franchisor shall also have the right to delegate the performance of any portion or all of its obligations hereunder to third parties, whether the same are agents of the Franchisor or independent contractors with whom the Franchisor has contracted to provide such services. The Master Franchisee agrees in advance to any such delegation by the Franchisor of any part or portion of its obligations and duties hereunder.

12.6  Master Franchisee's Death or Incapacity. Upon the death or permanent disability of the Master Franchisee (or the individual controlling the Master Franchisee entity), the executor, administrator, conservator, guardian or other personal representative of such person shall transfer the Master Franchisee's interest in this Agreement or such interest in the Master Franchisee entity to an approved third party. Such disposition of this Agreement or such interest (including, without limitation, transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed 120 days from the date of death or permanent disability, and shall be subject to all terms and conditions applicable to transfers contained in this Article 12, including the granting of a right of first refusal to the Franchisor. Provided, however, that for the purposes of this Article 12, there shall be no fee charged by the Franchisor for the initial training program offered to the transferee. Failure to transfer the interest in this Agreement or such interest in the Master Franchisee entity within said period of time shall constitute a breach of this Agreement. For the purposes hereof, the term "permanent disability" shall mean a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent the Master Franchisee or the owner of a controlling interest in the Master Franchisee entity from supervising the management and operation of the Master Franchise business for a period of 120 days from the onset of such disability, impairment or condition.

13.  TERM AND EXPIRATION

13.1  Term. The term of this Agreement is for a period of 15 years from the date of this Agreement, unless sooner terminated as provided herein.

13.2  Renewal. At the end of the initial term hereof the Master Franchisee may renew the franchise rights granted hereunder for two consecutive 5 year terms if the Master Franchisee:

13.2.1 Master Franchisee is in compliance with all the terms and conditions of this Agreement at the time of renewal, has cured any defaults within the time period specified within this agreement, and has substantially complied with the terms of this Agreement and with the operating standards and criteria established by Franchisor throughout the initial term and any renewal term of this Agreement;

13.2.2 Master Franchisee has satisfied all monetary obligations owed to Franchisor and its affiliates through this or any other agreement;

13.2.3 Master Franchisee is in compliance with all other agreements between Master Franchisee and Franchisor and/or its affiliates;

13.2.4 The Master Franchisee may exercise its renewal option by giving notice of such exercise to the Franchisor at least 120 days but no more than 180 days prior to the scheduled expiration of this Agreement and thereafter comply with other conditions of renewal within 90 days after such notice.

13.2.5 Master Franchisee executes Franchisor’s then-current form of Master Franchisee agreement, which may vary materially from the terms of this Agreement, and which, when executed, will supersede this Agreement in all respects;

13.2.6 Master Franchisee signs a general release in the form prescribed by Franchisor, in favor of Franchisor and its affiliates and their respective officers, directors, agents, and employees, for all claims arising out of or related to this Agreement or any related agreements with Franchisor or its affiliates; and

13.2.7 Master Franchisee pays a Renewal fee $10,000.

13.2.8 The Franchisor shall not be obligated to renew this Agreement if the Master Franchisee fails to comply with any of the above conditions of renewal. In such event, the Franchisor shall give notice of nonrenewal at least 180 days prior to the expiration of the term, and such notice shall set forth the reasons for such refusal to renew.Master Franchisee will have 60 days from the date of their receipt of this notice to cure.

14.  DEFAULT AND TERMINATION

The rights, licenses and territorial exclusivity granted to the Master Franchisee under this Agreement have been granted in reliance on Master Franchisee's representations and assurances, among others, that the conditions and obligations set forth in Paragraphs 5 and 6 of this Master Franchise Agreement will be met and performed in a timely manner. Master Franchisee may not terminate this Agreement prior to the expiration of its term, except with the written consent of Franchisor, which consent Franchisor shall grant at its sole discretion.

14.1 Events of Default, No Right to Cure. The rights, licenses and territorial exclusivity may be terminated upon the happening of any of the following events, without opportunity to cure:

14.1.1. If Master Franchisee is adjudicated bankrupt, becomes insolvent, suffers a permanent or temporary court-appointed receivership of substantially all of Master Franchisee's property, makes a general assignment for the benefit of creditors or suffers the filing of a voluntary or involuntary bankruptcy petition which is not dismissed within one year after filing;

14.1.3. If Master Franchisee is convicted of a material act of fraud, embezzlement or theft resulting in material damage to Franchisor.

14.1.4. If Master Franchisee transfers any rights or obligations under this Agreement to any party without the prior written consent of Franchisor as required under Section 12 of this Agreement;

14.1.5. If Master Franchisee, its owners, officers, or directors disclose to an unauthorized third party the contents of the Confidential Operations Manual or any other designated trade secrets or confidential information provided by Franchisor; or

14.1.6. If Master Franchisee receives 3 or more notices of material default of this or any other Agreement with Franchisor or its affiliates within any consecutive 24-month period during the term of this Agreement, whether or not such defaults are timely cured by the Master Franchisee.

14.2.  Events of Default with Right to Cure. The following events constitute grounds for termination of the rights, licenses and territorial exclusivity granted to the Master Franchisee under this Agreement, with prior written notice from Franchisor and a 90-day cure opportunity to cure:

14.2.1. If the Master Franchisee fails to comply with either of the Mandatory Development Schedules;

14.2.2. If Master Franchisee fails, refuses, or neglects to pay as due any monies owed to the Franchisor or its affiliates;

14.2.3. If Master Franchisee fails to open and maintain throughout the term of this Agreement a prototype Shop as specified in Sections 5 of this Agreement.

14.2.4. If Master Franchisee is in default of any terms of this Agreement, any individual franchise agreement, or any other agreement Master Franchisee may have entered into with Franchisor or its affiliates;

14.2.5. If Master Franchisee fails to maintain and submit to Franchisor any financial reports or statements required by this Agreement;

14.2.6. If Master Franchisee or Master Franchisee’s employees fail to attend and successfully complete any training programs required by Franchisor, or if the Master Franchisee fails to maintain the appropriate number of Certified Employees as required under Section 5.4 of this Agreement;

14.2.7. If Master Franchisee fails to obtain the prior written approval of Franchisor of any and all advertising, marketing, or promotional plans and materials used by Master Franchisee in connection with its promotion of the Java Detour Franchise or if Master Franchisee violates this Agreement or any state or federal law regarding the sales or promotion of franchises;

14.2.8. If Master Franchisee fails to devote is best efforts to the development of the Territory or attempts to promote or sell franchisees under any other System;

14.2.9. If there is substantial noncompliance with Paragraph 5 herein;

14.2.10. If Master Franchisee misuses or makes any unauthorized use of the Marks or any Alternative Marks, engages in any business or markets any services or products under a name or mark which is confusingly similar to the Marks or any Alternative Marks; or

14.2.11. If Master Franchisee fails to comply with the provision of Section 19.10 below.

14.2.  The events of default and grounds for termination described in this Section 14 will be in addition to any other grounds for termination and remedies contained elsewhere in this Agreement or in any individual Franchise Agreement executed between Franchisor and the Master Franchisee. No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy provided or permitted by law or equity.

14.3. Upon termination of the Master Franchise Agreement, Master Franchisee will no longer be entitled to receiving royalty payments from franchisees within the territory, and Franchisor is entitled to operate or assign these rights to another party at Franchisor's option.  This release does not operate to Master Franchisee owned stores in the teritory.

14.4 Post-Termination Obligations of Master Franchisee. The Master Franchisee is obligated upon termination or nonrenewal of this Agreement to:

14.4.1.  Pay to the Franchisor all fees, and any and all amounts or accounts payable then owed the Franchisor or its affiliates pursuant to this Agreement, or pursuant to any other agreement, whether written or oral, between the parties, within 15 days of the effective date of such termination;

14.4.2.  Promptly cease to identify the Master Franchise business as being, or having been, associated with the Franchisor, and immediately cease using any of the Marks, or any mark in any way associated with the System for any purpose, except pursuant to any other effective agreement with the Franchisor;

14.4.3.  Deliver to the Franchisor all signs, sign-faces, advertising materials, stationery, videotapes, forms and other materials bearing any of the Marks or otherwise identified with the Franchisor within 60 days of termination;

14.4.4.  Deliver to the Franchisor the Confidential Operations Manuals in its possession and all other information, documents and copies thereof which are proprietary to the Franchisor within 60 days of termination;

14.4.5.  Promptly take such action as may be required to cancel all trade names or equivalent registrations relating to its use of any Marks of the Franchisor or, at the option of the Franchisor, assign the same to the Franchisor;

14.5.6.  Abide by the provisions related to transfer of any and all of the Master Franchisee's interest under any Franchise Agreements and Marketer Agreements, as set forth below and offer to the Franchisor the option to take assignment of the Franchise Agreements then in effect with Franchisees in the Territory;

14.4.7.  Deliver to the Franchisor within 60 days of termination the names, addresses, telephone numbers and any other information in the Master Franchisee's possession, regarding all sales leads of prospective Franchisees within the Territory;

14.4.8.  Promptly notify the appropriate telephone company and all telephone directory listing agencies of the termination or expiration of Master Franchisee's right to use any telephone numbers and any regular, classified or other telephone directory listings associated with any Proprietary Marks and authorize transfer of same to or at the direction of Franchisor. Master Franchisee agrees to execute updated letters of direction to telephone companies and telephone directory listing agencies directing termination and/or transfer of Master Franchisee's right to use telephone numbers associated with the Proprietary Marks, which Franchisor may hold until termination or expiration hereof. Master Franchisee acknowledges that as between Franchisor and Master Franchisee, Franchisor has the sole right to and interest in all telephone numbers and directory listing associated with any Proprietary Marks. Master Franchisee authorizes Franchisor, and hereby appoints Franchisor and any officer of Franchisor as its attorney in fact, to direct the appropriate telephone company and all listing agencies to transfer same to Franchisor or at is direction, should Master Franchisee fail or refuse to do so, and the appropriate telephone company and all listing agencies may accept such direction of this Agreement or Master Franchisee's letter of direction held by Franchisor as conclusive of the exclusive rights of Franchisor in such telephone number and directory listings and its authority to direct their transfer; and

14.4.9.  Furnish to Franchisor, within 60 days after the effective date of termination or expiration, evidence satisfactory to Franchisor of Master Franchisee's compliance with the foregoing obligations.

14.4.10.  Abide by all restrictive covenants as set forth in Article 16 below.

14.4.11. Master Franchisee shall promptly pay to Franchisor all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of any default on Master Franchisee’s part, which obligation shall give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of Master Franchisee’s, furnishings, equipment, signs, fixtures and inventory related to the operation of the Master Franchise and any individual Stores Master Franchisee may operate.

14.5  Franchisor's Assumption of Agreements. If this Agreement expires according to its terms, or is terminated or not renewed by the Franchisor due to any material breach in this Agreement by the Master Franchisee, or is terminated by the Master Franchisee contrary to the terms of this Agreement, then the Franchisor shall have the option, but not the obligation, to take assignment of any and all of the Master Franchisee's interest as Master Franchisee (but not as Franchisee) under any Franchise Agreements then in effect with Franchisees in the Territory, on its own or its designee's behalf. In the event the Franchisor assumes the Master Franchisee's interest in such agreements, the Master Franchisee shall have no further entitlement to any fees accruing after the effective date of the assignment, and the Master Franchisee shall also transfer all funds in the Advertising Account to the Franchisor or its designee.

15.  RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

15.1  Independent Businesspersons. During the term of this Agreement, the Master Franchisee shall be an independent businessperson and shall in no way be considered as a general agent, partner or employee of the Franchisor. It is understood and agreed that no general agency or partnership is created by this Agreement. As such, the Master Franchisee has no authority of any nature whatsoever to bind the Franchisor or incur any liability for or on behalf of the Franchisor or to represent itself as anything other than an independent contractor.

  15.2  Indemnification. The Master Franchisee shall indemnify and hold harmless the Franchisor and its officers, directors, employees, agents and representatives from all fines, suits, proceedings, claims, demands or actions ("Claims") of any kind or nature, including reasonable lawyers' fees, from any third party whomsoever, arising or growing out of, or otherwise connected with the Master Franchisee's operation of the Master Franchise business, or the Franchise Agreements as may now or hereafter be executed with Franchisees in the Territory, except and unless any such Claim arises out of the authorized use of, or defense or protection of, the Marks in the Territory. If the Franchisor seeks indemnification hereunder with respect to the assertion of a Claim, it shall give notice to the Master Franchisee within 30 days of the Franchisor's becoming aware of any such Claim. The notice shall set forth such information with respect to the Claim as is then reasonably available to the Franchisor. The Master Franchisee will thereafter be entitled, at any time during the defense of the Claim, if it so elects, by written notice delivered to the Franchisor within 30 days after receiving the Franchisor's notice, to assume the defense of the Claim with counsel satisfactory to the Franchisor. Notwithstanding the foregoing, (i) the Franchisor shall have the right to employ its own counsel in any such case (but the fees and expenses of such counsel shall be at the expense of the Franchisor as long as the Master Franchisee continues to defend such matter), to defend such Claim, or to compromise or settle such Claim insofar as such compromise or settlement does not involve monetary damage or payment of money; (ii) the Franchisor shall not have any obligation to give any notice of a Claim by a third party unless such Claim is in writing; and (iii) the rights of the Franchisor to be indemnified herein shall not be deemed forfeited by its failure to give notice unless the Master Franchisee is prejudiced by such failure. After receipt of the aforesaid notice of a Claim, if the Master Franchisee fails to assume the defense of the Franchisor against such Claim, the Franchisor shall have the right to undertake the defense and to compromise or settle such Claim on behalf of and for the account and risk of the Master Franchisee, and at the Master Franchisee's expense, payable to the Franchisor upon written demand.

15.3 Indemnification of Master Franchisee. The Franchisor shall indemnify and hold harmless the Master Franchisee and its officers, directors, employees, agents and representatives from all fines, suits, proceedings, claims, demands or actions ("Claims") of any kind or nature, including reasonable lawyers' fees, from any third party whomsoever, arising or growing out of, or otherwise connected with the Franchisor’s policies and procedures required of the Master Franchisee in the operation of the Master Franchise business, or the franchise agreements as may now or hereafter be executed with Franchisees in the Territory. If the Master Franchisee seeks indemnification hereunder with respect to the assertion of a Claim, it shall give notice to the Franchisor within 30 days of the Master Franchisee's becoming aware of any such Claim. The notice shall set forth such information with respect to the Claim as is then reasonably available to the Master Franchisee. The Franchisor will thereafter be entitled, at any time during the defense of the Claim, if it so elects, by written notice delivered to the Master Franchisee within 30 days after receiving the Master Franchisee's notice, to assume the defense of the Claim with counsel satisfactory to the Master Franchisee. Notwithstanding the foregoing, (i) the Master Franchisee shall have the right to employ its own counsel in any such case (but the fees and expenses of such counsel shall be at the expense of the Master Franchisee as long as the Franchisor continues to defend such matter), to defend such Claim, or to compromise or settle such Claim insofar as such compromise or settlement does not involve monetary damage or payment of money; (ii) the Master Franchisee shall not have any obligation to give any notice of a Claim by a third party unless such Claim is in writing; and (iii) the rights of the Master Franchisee to be indemnified herein shall not be deemed forfeited by its failure to give notice unless the Franchisor is prejudiced by such failure. After receipt of the aforesaid notice of a Claim, if the Franchisor fails to assume the defense of the Master Franchisee against such Claim, the Franchisee shall have the right to undertake the defense and to compromise or settle such Claim on behalf of and for the account and risk of the Franchisor, and at the Franchisor's expense, payable to the Master Franchisee upon written demand

16.  RESTRICTIVE COVENANTS

16.1 Non-Competition During Term. While this Agreement is in effect, the Master Franchisee and its officers, partners, directors, agents or employees who have completed the Franchisor's initial training program or had access to the Confidential Operations Manual, including without limitation, the beneficial owners of a 5% or greater interest in the Master Franchisee, where the Master Franchisee is a company, shall not, directly or indirectly, engage in or participate, as an owner, officer, partner, director, agent, franchise sales agent, employee or otherwise in any other business which engages in, or licenses or franchises others to engage in, a business which is the same or substantially similar to a Java Detour franchise including, without limitation, any business which operates or licenses coffee or tea shops without having first obtained the Franchisor's written consent.

16.2  Post-Termination Covenant Not To Compete. The Master Franchisee has acquired from the Franchisor confidential information regarding Franchisor's trade secrets and System which, in the event of a termination of this Agreement, could be used by the Master Franchisee to injure the Franchisor. As a result, the Master Franchisee and its officers, partners, directors, agents or employees who have completed the Franchisor's initial training program or had access to the Confidential Operations Manual, including without limitation, the beneficial owners of 5% or more of the ownership interest in a Master Franchisee which is a company, shall not for a period of two years from the date of termination, transfer, or expiration of this Agreement, or for a period of two years after termination or cessation of such person's relationship with the Master Franchisee in such capacity, whichever first occurs, without first having obtained the Franchisor's consent, engage in, or participate as, an owner, officer, partner, director, franchise sales agent, agent or employee in any other business which engages in, or licenses or franchises others to engage in, a business which is the same or substantially similar to a Java Detour franchise including, without limitation, any business which operates or licenses coffee and tea stores and which is operating, as of the date of such termination, transfer or expiration, anywhere a Java Detour franchise is operating as of the date of such termination, transfer or expiration.

16.3  No Interference. The Master Franchisee agrees that during the term of this Agreement and for a period of two years thereafter, it shall in no way solicit or attempt to solicit the employees of or the business or customers of, or interfere with the business relationship established with employees or customers of, the Franchisor or other Java Detour franchises.

16.4  Nondisclosure and Noncompetition Agreement. The Master Franchisee shall require that any key individuals having access to Operations Manuals or any other confidential materials execute a Nondisclosure and that all Officers, Directors and Managers, if they are also owners, will execute a Noncompetition Agreement containing the provisions as set forth herein, and substantially similar to the Non Disclosure and Non Compete Agreement attached as Exhibit F to this Agreement.

17.  INSURANCE

17.1  Insurance Coverage. Master Franchisee must maintain insurance that may be required by law in connection with its business as the Master Franchisee, and must further maintain comprehensive general liability coverage. Master Franchisee must maintain all insurance required under the individual franchise agreements under which it operates Shops within the Territory.

17.2  Proof of Insurance. In connection with all areas of liability coverage, Master Franchisee must submit as proof of such insurance a fully paid insurance policy naming Franchisor and any other parties designated by Franchisor as additional insured parties, to Franchisor for Franchisor's prior approval before commencing the business contemplated hereunder. Any proposed changes in the insurance policies must be submitted to Franchisor for its prior approval. Master Franchisee must furnish to Franchisor a copy of the then prevailing insurance policies with assurances that the specified insurance is in full force and effect; that the insurance covers Master Franchisee, Franchisor and other designated parties as their respective interest may appear, and that said insurance policies will not be canceled or modified by the insurer without written notice to Franchisor at least 30 days prior to the proposed cancellation or modification including, but not limited to, products liability, property damage, personal injury, and contractual liability, with a combined single limit of at least $2,000,000.00 or such larger amount as Franchisor may reasonably require.

17.3. Each insurance policy under this Agreement must contain a provision that the policy cannot be canceled without 10 days written notice to Franchisor. All insurance policies shall be issued by insurance companies with a financial rating of at least B status or better as rated in the most recent edition of Best’s Insurance Reports. All insurance coverage must be approved of by Franchisor prior to the opening of Master Franchisee’s first Shop. Franchisor’s acceptance of an insurance carrier does not constitute Franchisor’s representation or guarantee that the insurance carrier will be capable of meeting claims during the term of the insurance policy. Master Franchisee must deliver a certificate of the issuing insurance company evidencing each policy to Franchisor within 10 days after the policy is issued or renewed.

18.  ENFORCEMENT

18.1  Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of California.

18.2  Internal Dispute Resolution. Master Franchisee must first bring any claim or dispute between Master Franchisee and Franchisor to Franchisor’s President and/or Chief Executive Officer. Master Franchisee must exhaust this internal dispute resolution procedure before Franchisee may bring Franchisee’s dispute before a third party.

18.3 Mediation. At Franchisor’s option, all claims or disputes between Franchisor and the Master Franchisee arising out of, or in any way relating to this Agreement, or any of the parties’ respective rights and obligations arising out of this Agreement, shall be submitted first to mediation under the auspices of the International Dispute Resolution Centre (“IDRC”) division of the American Arbitration Association (“AAA”), in accordance with the IDRC’s commercial mediation rules then in effect. Before commencing any legal action or arbitration against Franchisor or its affiliates with respect to any such claim or dispute, Master Franchisee must submit a notice to Franchisor which specifies, in detail, the precise nature and grounds of such claims or dispute. Franchisor will have a period of thirty (30) days following receipt of such notice within which to notify Master Franchisee as to whether Franchisor or its affiliates elects to exercise its option to submit such claim or dispute to mediation. Master Franchisee may not commence any action against Franchisor or its affiliates with respect to any such claim or dispute in any forum unless Franchisor fails to exercise its option to submit such claim or dispute to mediation, or such mediation proceedings have been terminated either: (i) as the result of a written declaration of the mediator(s) that further mediation efforts are not worthwhile; or (ii) as a result of a written declaration by Franchisor. Franchisor’s rights to mediation, as set forth herein, may be specifically enforced by Franchisor.

18.4  Arbitration. Except as otherwise provided in this Agreement, all controversies, disputes or claims arising between the Franchisor, its affiliates, and their respective officers, directors, shareholders, partners, agents, employees and attorneys (in their representative capacity) and Master Franchisee (and its owners, offices, directors, principals, Designated Managers, and Certified Employees and the guarantors of this Agreement) arising out of or related to the relationship of the parties hereto, this Agreement or any provision hereof, any Franchise Agreement or any related agreement, the validity of this Agreement or any provision hereof or any System Standard relating to the establishment or operation of a Store shall be submitted for arbitration to be administered in accordance with the rules and procedures of arbitration of the IDCR. Such arbitration shall be filed and litigated to conclusion in Davis, California on demand of either party. The following shall supplement and, in the event of a conflict, govern any arbitration:

18.4.1.  All disputes shall be heard by a panel of three arbitrators who shall interpret this Agreement in accordance with the laws of California in accordance with the then current commercial arbitration rules of the IDRC for international commercial arbitration. Each party shall appoint its own arbitrator, and the appointed arbitrators shall appoint a "neutral" arbitrator from the AAA's list of arbitrators. Each party shall bear their own costs of arbitration including the fee for their respective arbitrator; provided, however, that the parties will share equally the neutral arbitrator's fee. The arbitrators shall have no authority to amend or modify the terms of the Agreement. All arbitration proceedings shall be conducted in Davis, California. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. §§1 et seq.) shall be governed by it.

18.4.2.  The arbitrators shall have the right to award or include in their award any relief which they deem proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, legal fees and costs in accordance with this Section 18, provided that the arbitrators shall not have the authority to award exemplary, punitive or special damages. The award and decision of the arbitrators shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction. The parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever is less.

18.4.3.  Specifically excepted from this arbitration provision are any claims for money damages Franchisor may have against Master Franchisee. The parties agree that Franchisor may, at its election, bring these claims in any court of competent jurisdiction.

18.4.4.  Master Franchisee and the Franchisor agree that there shall be no class action arbitration and that no arbitration proceeding conducted pursuant to this Agreement shall be consolidated with any other arbitration proceeding involving Franchisor and any other individual, corporation, partnership or entity.

18.4.5. The provisions of this Section 18 are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to, and notwithstanding the expiration or the termination of this Agreement, and any subsequent renewal periods.

18.5  Governing Law. This Agreement shall be governed by the laws of the State of California. Any action not subject to arbitration shall be commenced and litigated to conclusion only in a court of general jurisdiction located in California. Master Franchisee acknowledges that this Agreement has been entered into in the State of California and that Master Franchisee is to receive valuable and continuing services in California, including initial and ongoing assistance and support in all aspects of the Master Franchise Business. In recognition of such services and their origin, Master Franchisee hereby irrevocably consents to the personal jurisdiction of the state and federal courts of California as set forth above.

18.6 Notice. As a condition precedent to commencing an action for damages or for violation or breach of this Agreement, Master Franchisee must notify Franchisor within thirty (30) days after the occurrence of the violation or breach and failure to timely give such notice shall preclude any claim for damages.

18.7 Injunctive Relief. Nothing in this Agreement shall prevent Franchisor from obtaining injunctive relief against threatened conduct that will cause it loss or damages under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary and permanent injunctions.

18.8 Limitation of Action. The parties further agree that no cause of action arising out of or under this Agreement may be maintained by either party against the other unless brought before the expiration of two (2) years after the act, transaction or occurrence upon which such action is based or the expiration of one (1) year after the complaining party becomes aware of facts or circumstances reasonably indicating that such party may have a claim against the other party hereunder, whichever occurs sooner and that any action not brought within this period shall be barred as a claim, counterclaim, defense or set-off.

18.9 Waiver of Punitive Damages. Master Franchisee waives to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, lost profits) against Franchisor arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, Master Franchisee's recovery is limited to actual damages. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to claim any consequential damages.

18.10  Jury Trial Waiver. The parties hereby agree to waive trial by jury in any action, proceeding or counterclaim, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement.

18.11. Third Party Beneficiaries. Franchisor’s officers, directors, shareholders, agents and/or employees are express third party beneficiaries of the arbitration provisions set forth in this Section 18, each having authority to specifically enforce the right to mediate claims asserted against such person(s) by Franchisee. Moreover, Franchisor, its officers, directors, shareholders, and agents shall be express third party beneficiaries to any franchise agreements Master Franchisee may enter into with franchisee’s in the Territory.

18.12. Cumulative Rights. The rights of the Franchisor are cumulative and no exercise or enforcement by franchisor of any right or remedy hereunder shall preclude the exercise or enforcement by Franchisor of any other right or remedy hereunder or which Franchisor is entitled by applicable law.

18.13. Governing Language. The governing and official language of this Agreement shall be English, without reference to any translation. All notices, requests, demands, acceptances or other communications given under this Agreement shall be in English.

19.  MISCELLANEOUS PROVISIONS

19.1  Modification. Franchisor may modify this Agreement only upon the execution of a written agreement by Franchisor and Master Franchisee. Franchisor reserves and will have the sole right to make changes in the Manual, the System and the Proprietary Marks at any time and without prior notice to Master Franchisee. Master Franchisee must promptly alter any signs, products, business materials or related items, at its sole cost and expense, upon written receipt of notice of such change or modification in order to conform to Franchisor’s revised specifications. In the event that any improvement or addition to the Manual, the System or the Proprietary Marks is developed by Master Franchisee, then Master Franchisee agrees to grant to Franchisor an irrevocable, world-wide, exclusive, royalty-free license, with the right to sublicense such improvement or addition.

Master Franchisee understands and agrees that due to changes in competitive circumstances, presently unforeseen changes in the needs of customers, and/or presently unforeseen technological innovations, Franchisor's System must not remain static, in order that it best serve the interests of Franchisor, Master Franchisee and the System. Accordingly, Master Franchisee expressly understands and agrees that Franchisor may from time to time change the components of the System, including but not limited to, altering the programs, services, methods, standards, forms, policies and procedures of that System; adding to, deleting from or modifying those programs, products and services which the Shop is authorized to offer; and changing, improving or modifying the Proprietary Marks. Subject to the other provisions of this Agreement, Master Franchisee expressly agrees to abide by any such modifications, changes, additions, deletions and alterations.

19.2  Delegation. The Master Franchisee may not delegate any of its duties under this Agreement, unless it has received the prior written consent of the Franchisor.

19.3  Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements concerning the subject matter hereof. The Master Franchisee agrees and understands that the Franchisor shall not be liable or obligated for any oral representations or commitments made prior to the execution hereof and that no modifications of this Agreement shall be effective except those in writing and signed by both parties. The Franchisor does not authorize and will not be bound by any representation of any nature other than those expressed in this Agreement. The Master Franchisee further acknowledges and agrees that no representations have been made to it by the Franchisor regarding projected sales volumes, market potential, revenues, profits, or operational assistance other than as stated in this Agreement or in any disclosure document provided in connection herewith. This Agreement shall not be effective until it is signed by an officer of the Franchisor.

19.4  No Right to Set-Off. The Master Franchisee shall not be allowed to set off amounts owed to the Franchisor in respect of any amounts due hereunder, against any monies owed to the Master Franchisee, which right of set off is hereby expressly waived by the Master Franchisee.

19.5  Fees and Costs. In the event of any default on the part of either party to this Agreement, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorneys' fees and translation costs, incurred by the aggrieved party in any legal action, arbitration or other proceeding as a result of such default, plus interest at the lesser of 20% annually or the highest rate allowable by law, accruing from the date of such default.

19.6  Severability. If any provision of this Agreement is held invalid in a final decision from which no appeal is or can be taken, such provision shall be deemed modified to eliminate the invalid element and, as so modified, such provision shall be deemed a part of this Agreement as though originally included. The remaining provisions of this Agreement shall not be affected by such modification.

19.7  Notices. All notices required to be given under this Agreement shall be given in writing, by certified mail, or by hand, or by an overnight delivery service providing documentation of receipt, at the addresses set forth in the first paragraph of this Agreement or at such other addresses as the Franchisor or the Master Franchisee may designate from time to time, and shall be deemed to be received seven days from the date of mailing registered mail, or when received via overnight delivery, or immediately if delivered by hand, as may be applicable.

19.8  Excuse of Performance. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties hereto shall be subject to all the laws, both present and future, of any requests of any such government or any department, agency or corporation thereof, and to war, acts of God, or any cause of like or different kind beyond the control of the parties, and the parties shall be excused from performance of any obligation hereunder to the extent such failure is caused by any law, order, regulation, direction, request or contingency; provided, however, that such excuse of performance shall be limited to the period during which such excuse of performance exists and shall not affect the running of the term of this Agreement.

19.9  Approval Within Territory. Any approval of this Agreement by the appropriate authorities in the Territory which is required to enable the Master Franchisee to enter into this Agreement, perform under the terms of this Agreement, do business with the Franchisor, or to make payments to the Franchisor hereunder in United States dollars in the United States of America shall be the sole responsibility of the Master Franchisee, except as otherwise set forth herein.

19.10. Compliance with U.S., Middle Eastern, and other Anti-Terrorist and Related Laws and Regulations.

Master Franchisee acknowledges that Franchisor is an American franchisor and certifies that neither Master Franchisee nor its owners, officers, directors, or principals is an American franchisor and certifies that neither Master Franchisee nor Master Franchisee’s owners, officers, directors , or employees, affiliates, or anyone associated with Master Franchisee is listed in the Annex to Executive Order 13224 (http://www.treasury.gov/offices/enforcement/ofac/sanctions/terrorism.html).

Master Franchisee agrees not to hire or have any dealings with a person listed in the Annex. Master Franchisee certifies that it has no knowledge of information that, if generally known, would result in Master Franchisee, its Owners, employees, or anyone associated with Master Franchisee being listed in the Annex to Executive Order 132234. Master Franchisee agrees to comply with and/or assist Franchisor to the fullest extent possible in Franchisor’s efforts to comply with the Anti-Terrorism Laws (as defined below). In connection with such compliance, Master Franchisee certifies, represents, and warrants that none of its property or interests are subject to being “blocked” under any of the Anti-Terrorism Laws and that Master Franchisee and its owners are not otherwise in violation of any of the Anti-Terrorism Laws. Master Franchisee is solely responsible for ascertaining what actions must be taken by Master Franchisee to comply with all such Anti-Terrorism Laws, and Master Franchisee specifically acknowledges and agrees that Master Franchisee’s indemnification responsibilities as provided in Section 15 of this Agreement pertain to Franchisee’s obligations under this Agreement. Any misrepresentation by Master Franchisee under this Section or any violation of the Anti-Terrorism Laws by Master Franchisee, its Owners, or employees shall constitute grounds for immediate termination of this Agreement and any other agreement Master Franchisee has entered into with Franchisor or one of Franchisor’s affiliates in accordance with the terms of Section 13.B of this Agreement. As used herein, “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations), the Cuban Assets Control Regulations (Title 31, Part 515 of the U.S. Code of Federal Regulations), the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority of the United States or any of the countries encompassed by the Territory (including, without limitation, the United States Department of Treasury Office of Foreign Assets Control) addressing or in any way relating to terrorist acts and acts of war.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written. Facsimile signatures will be deemed original for all purposes.

JAVA UNIVERSE, LLC	JAVA DETOUR, INC.

Signature:	Signature: /s/ Michael Binninger

By:	By: Michael Binninger
Title	Title: CEO

EXHIBIT A
to
JAVA DETOUR’S
MASTER FRANCHISE AGREEMENT

TERRITORY

The following Countries:

Tunisia
Egypt
Morocco
Somalia
Chad
Israel
Algeria
Libya
Sudan
Republic of Yemen
Djibouti Mauritsen
Umm al Qaiwain
Ras al Khaimah
Bahrain
Iran
Iraq
Jordan
Kuwait
Lebanon
Omar
Qatar
Saudi Arabia
Syria
Dubai
Abu dhabi
Fujairah
Agman
Sharjah

EXHIBIT B

TO JAVA DETOUR’S
MASTER FRANCHISE AGREEMENT
BY AND BETWEEN

JAVA DETOUR, INC.

AND

JAVA UNIVERSE, LLC

DATED March 30, 2007

MASTER FRANCHISEE represents and warrants that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business in all jurisdictions in which its business activities or the nature of properties owned by MASTER FRANCHISEE requires such qualification, and has the corporate or other authority to execute, deliver and carry out all of the terms of this Agreement.

MASTER FRANCHISEE further represents and warrants that all Owners and their interests in MASTER FRANCHISEE are completely and accurately listed on this Exhibit B and that MASTER FRANCHISEE will execute such revised Exhibits C as may be necessary during the term of this Agreement to reflect any changes in the information contained in the original Exhibit B.

OWNERSHIP INTERESTS

1. Ownership Structure. MASTER FRANCHISEE is a corporation, limited liability company, partnership or other entity, MASTER FRANCHISEE and its Owners represent and warrant that the Ownership structure of MASTER FRANCHISEE is as follows:

Name of Owner, Shareholder Member or Partner	Percentage Of Total Ownership Interest

___________________________	___%

___________________________	___%

___________________________	___%

___________________________	___%

MASTER FRANCHISEE, its Owners, shareholders, members or partners listed above (the “Named Persons”) are not named and will not be named as “Specially Designated Nationals” or “Blocked Persons” as designated by the United States Department of the Treasury’s Office of Foreign Asset Control. The Named Persons are not and will not become controlled by, or act directly or indirectly on behalf of, the governmental authorities of any country that is subject to a United States embargo. No governmental entity, official of an international organization, political party or official of any political party, or candidate for public office has any direct or indirect ownership interest in the Named Persons or in the respective revenues or profits.

By:

Its:	___________________________________

EXHIBIT C

TO THE MASTER FRANCHISE AGREEMENT

BY AND BETWEEN

JAVA DETOUR, INC.

AND

JAVA UNIVERSE, LLC

DATED March 30, 2007

As of the date of this Agreement, MASTER FRANCHISEE shall be authorized to use the following Marks in connection with the franchising of the JAVA DETOUR® business pursuant to this Agreement. Master Franchisee acknowledges and agrees that Master Franchisee presently has and shall acquire no ownership or proprietary interest in the Marks. These Marks are subject to change from time to time:

MARK	REGISTRATION OR	CLASS
APPLICATION NO.

(REGISTRATIONS AND/OR APPLICATIONS ARE IN PLACE AND WILL BE SUPPLIED BEFORE SIGNING OF THIS AGREEMENT)

JAVA DETOUR, INC.

By: Michael Binninger	By:

Its: CEO	Its:

EXHIBIT D

ELECTRONIC FUND TRANSFER AGREEMENT

DATED March 30, 2007

BY AND BETWEEN

JAVA DETOUR, INC.

AND

JAVA UNIVERSE, LLC
Bank Name	:	______________________

ABA#	:	______________________

Acct. No.	:	______________________

Acct. Name	:	______________________

Effective as of the date of the signature below, [Master Franchisee’s Name] hereby authorizes Java Detour (“Franchisor”) or its designee to withdraw funds from the above-referenced bank account, electronically or otherwise, to make all payments due to Franchisor under the Master Franchise Agreement, including, but not limited to all Royalty Fees and all contributions to the Fund or Regional Fund. Such withdrawals shall occur on a weekly basis, or on such other schedule, as Franchisor shall specify in writing. Franchisor is also authorized to deposit funds into the above-referenced account, electronically or otherwise. This authorization shall remain in full force and effect until terminated in writing by Franchisor. [Master Franchisee Name] shall provide Franchisor, in conjunction with this authorization, a voided check from the above-referenced account.

FRANCHISEE

By:

Print name:
Title:

EXHIBIT E

FRANCHISEE MINIMUM QUALIFICATION STANDARDS

DATED March 30, 2007

BY AND BETWEEN

JAVA DETOUR, INC.

AND

JAVA UNIVERSE

Prospective franchisees whall have the following:

1.	Net worth of $500,000 US dollars

2.	Good credit standing

3.	3 years of business experience

EXHIBIT F
to
JAVA DETOUR, INC.’S
MASTER FRANCHISE AGREEMENT

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT
(for shareholders, officers, directors, general partners, members and managers and Key Manager of Master Franchisee)

In consideration of my being a ________________________________________ of _______________________ (the "Master Franchisee"), and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I hereby acknowledge and agree that: _______________, doing business as ___________ (the "Master Franchisee"), has acquired the right and master franchise from Java Detour, Inc. (the "Company") to establish and operate and license to others the right to establish and operate Java Detour Stores (the "Franchised Business") and the right to use in the operation of the Stores and in the grant of franchises the Company's trade names, trademarks and service marks (the "Proprietary Marks") and the Company's unique and distinctive format and system relating to the establishment and operation of Stores (the "System"), as they may be changed, improved and further developed from time to time in the Company's sole discretion, only in the following authorized and approved territory(s): ____________________________________________________________________________ (the “Territory").

1. The Company possesses certain proprietary and confidential information relating to the operation of the System, which includes certain trade secrets, recipes and copyrighted materials, methods and other techniques and know-how (the "Confidential Information").

2. Any and all information, knowledge, know-how, and techniques which the Company specifically designates as confidential shall be deemed to be Confidential Information for purposes of this Agreement.

3. As ___________ of the Master Franchisee, the Company and Master Franchisee will disclose the Confidential Information to me in furnishing to me the training program and subsequent ongoing training, the Java Detour, Inc. Operations Manual (the "Manual") and other general assistance during the term of this Agreement.

4. I will not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Franchised Business during the term hereof, and the use or duplication of the Confidential Information for any use outside the System would constitute an unfair method of competition.

5. The Confidential Information is proprietary, involves trade secrets of the Company, and is disclosed to me solely on the condition that I agree, and I do hereby agree, that I shall hold in strict confidence all Confidential Information and all other information designated by the Company as confidential. Unless the Company otherwise agrees in writing, I will disclose and/or use the Confidential Information only in connection with my duties as ______________________  of the Master Franchisee, and will continue not to disclose any such information even after I cease to be in that position and will not use any such information even after I cease to be in that position unless I can demonstrate that such information has become generally known or easily accessible other than by the breach of an obligation of Master Franchisee under the Franchise Agreement.

6. Except as otherwise approved in writing by the Company, I shall not, while in my position with the Master Franchisee, and for a two year following termination of this Agreement for any reason, for myself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation or limited liability company, own, maintain, engage in, be employed by, or have any interest in any other business which operates or licenses any other retail Franchised Business which sells hot and cold gourmet and specialty coffee drinks, specialty teas, cold blended beverages, fruit smoothies and other non-alcoholic beverages, and the sale of baked goods, coffee beans, dry tea and related merchandise, except a Java Detour Franchised Business operating under the System and Proprietary Marks.

7. I agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Agreement is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which the Company is a party, I expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Agreement.

8. I understand and acknowledge that the Company shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without my consent, effective immediately upon receipt by me of written notice thereof; and I agree to comply forthwith with any covenant as so modified.

9. The Company, and its officers, directors, principals, and agents are third-party beneficiaries of this Agreement and may enforce it, solely and/or jointly with the Master Franchisee. I am aware that my violation of this Agreement will cause the Company and the Master Franchisee irreparable harm; therefore, I acknowledge and agree that the Master Franchisee and/or the Company may apply for the issuance of an injunction preventing me from violating this Agreement, and I agree to pay the Master Franchisee and the Company all the costs it/they incur(s), including, without limitation, legal fees and expenses, if this Agreement is enforced against me. Due to the importance of this Agreement to the Master Franchisee and the Company, any claim I have against the Master Franchisee or the Company is a separate matter and does not entitle me to violate, or justify any violation of this Agreement.

10. This Agreement shall be construed under the laws of the State of California. The only way this Agreement can be changed is in writing signed by both the Master Franchisee and me.
Signature:
Name:
Address:
Title:

ACKNOWLEDGED BY FRANCHISEE

By:
Name:
Title: